     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998


                                                      REGISTRATION NO. 333-56353

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            CHILDCARE NETWORK, INC.
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                             8351                           63-0986576
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                             3025 UNIVERSITY AVENUE
                                   SUITE B-2
                            COLUMBUS, GEORGIA 31907
                                 (706) 562-8600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ---------------------

                                 RAY E. CROWLEY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            CHILDCARE NETWORK, INC.
                             3025 UNIVERSITY AVENUE
                                   SUITE B-2
                            COLUMBUS, GEORGIA 31907
                                 (706) 562-8600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                    COPIES:

             LISA ANNE STATER, ESQ.                          ARTHUR JAY SCHWARTZ, ESQ.
           JONES, DAY, REAVIS & POGUE                      SMITH, GAMBRELL & RUSSELL, LLP
              3500 SUNTRUST PLAZA                             SUITE 3100, PROMENADE II
              303 PEACHTREE STREET                          1230 PEACHTREE STREET, N.E.
             ATLANTA, GEORGIA 30308                            ATLANTA, GEORGIA 30309
                 (404) 521-3939                                    (404) 815-3632

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 17, 1998


                                2,850,000 SHARES
                            CHILDCARE NETWORK, INC.
                                  COMMON STOCK
                            ------------------------
     Of the 2,850,000 shares of Common Stock (the "Common Stock") offered hereby (the "Offering"), 1,600,000 shares are being sold by Childcare Network, Inc. (the "Company") and 1,250,000 shares are being sold by certain shareholders of the Company named herein (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.


     In accordance with the Company's Restated Articles of Incorporation, the shares of Common Stock offered hereby, including those offered by the Selling Shareholders, will be entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months, at which time each share so held will be entitled to ten votes per share. The current holders of the remaining shares of Common Stock are entitled to ten votes per share regardless of whether they have held such shares for a continuous period of greater than 48 months. See "Description of Capital Stock."



     Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "CCNI."


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                                          PROCEEDS TO
                                            PRICE TO           UNDERWRITING          PROCEEDS TO            SELLING
                                             PUBLIC             DISCOUNT(1)          COMPANY(2)          SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Per Share............................           $                    $                    $                    $
-------------------------------------------------------------------------------------------------------------------------
Total(3).............................           $                    $                    $                    $
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to indemnification of the Underwriters.
(2) Before deducting expenses of the Offering payable by the Company estimated
    at $               .
(3) The Company and certain of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 427,500 shares of Common Stock solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Shareholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."
                            ------------------------
     The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if received and accepted by them, subject to their right to reject orders, in whole or in part, and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of The Robinson-Humphrey Company, LLC on or about             , 1998.
                            ------------------------
THE ROBINSON-HUMPHREY COMPANY                    INTERSTATE/JOHNSON LANE
                                                       CORPORATION

       , 1998

             [MAP SHOWING NUMBER OF THE COMPANY'S SCHOOLS BY STATE]


 [PICTURES OF CHILDREN ENGAGED IN VARIOUS ACTIVITIES AT THE COMPANY'S SCHOOLS]


                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except as otherwise indicated, the information contained herein (i) assumes no exercise of the Underwriters' over-allotment option and (ii) gives effect to a 3-for-2 stock split effected in the form of a stock dividend on June 1, 1998.

                                  THE COMPANY


     Childcare Network, Inc. (the "Company") provides affordable, high quality developmental education and child care to families through 67 private schools, located predominantly in smaller and mid-sized cities ranging in population from 60,000 to 400,000 in the southeastern United States. The Company's schools provide age-appropriate training and care to infants, toddlers and children aged six weeks to 12 years through a combination of contemporary curricula, computer programs, field trips and parent/student activities designed to promote both the student's academic and social development. The Company's schools are principally free-standing sites in suburban communities and generally operate five days a week throughout the year. A majority of the schools are operated under the "Childcare Network" name although 14 recently acquired schools operate under the "Young World" name. As of June 26, 1998, the Company's 67 schools had an aggregate licensed capacity of approximately 8,400 and served over 7,000 children in seven states.



     The Company was formed in 1988 and, at the end of 1992, was operating five schools that served 545 students. By the end of 1997, the Company had grown to 63 schools, increasing its full- and part-time enrollment to over 7,000 students. As a result, revenues increased from $1.1 million in 1992 to $16.3 million in 1997, and income before income taxes increased from approximately $86,000 in 1992 to approximately $2.2 million in 1997. According to Child Care Information Exchange(R), an industry publication, the Company is the 14th largest for-profit provider of child care services in the United States measured in terms of licensed capacity.



     The Company's goal is to be the leading provider of affordable, high quality developmental education and child care services in each of the markets in which it operates. The Company believes that child care providers compete based on accessibility, price and quality and breadth of services. The Company believes its focus on directly serving a large number of families rather than a smaller number of corporate clients, coupled with its emphasis on the efficient operation of its schools, has allowed it to achieve an operating margin which exceeds those of other child care providers for which public data is available. The key elements of the Company's business strategy, which the Company believes positions it for continued growth, are:


     - High Quality Services at Competitive Prices. The Company's schools are focused on providing affordable and convenient services through programs which emphasize the child's development rather than mere supervision. The Company attempts to price its services competitively relative to other providers in each of the markets it serves. Central to the Company's services are innovative and age-appropriate curricula. In order to promote parents' understanding and appreciation of the Company's child development programs, teachers and staff seek to actively partner with parents through meetings, newsletters and written progress reports. In addition, for the convenience of working parents, the Company provides transportation to and from area elementary schools.

     - Focus on Families. The Company believes it realizes benefits in pricing, brand awareness, operating autonomy and flexibility to attract customers from many sources by directly serving a large number of families rather than focusing on a smaller number of corporate clients. The Company's schools are principally free-standing sites in suburban communities located in proximity to residences, elementary schools and major transportation arteries. As such, the Company's schools are well positioned to conveniently provide services to parents and children in these areas.

     - Enhanced Utilization and Efficient Staff-to-Child Ratios. The Company configures its schools to maximize licensed capacity while preserving an attractive and inviting environment for students. The Company believes that offering affordable, high quality developmental education and child care at convenient locations leads to increased enrollment, thus enabling the Company to enhance its capacity utilization. In addition, the Company monitors staff-to-child ratios to ensure that schools are efficiently staffed in accordance with regulatory guidelines, and that changes in staff requirements due to shifts in enrollment levels are addressed in a timely manner. By clustering schools and maintaining a balance of full-time and part-time personnel, the Company is able to manage staff deployment between schools more efficiently, thereby minimizing overall payroll expenses.

     - Decentralized School Operations. Each of the Company's schools is managed by a director who is responsible for its operation and profitability. Administrative functions performed by a director include marketing, tuition and accounts receivable collection, regulatory compliance, recruiting, purchasing, parent relations and corporate reporting. Each director prepares profit and loss information for weekly review by management and is incentivized through quarterly and annual bonuses to maximize school-level profitability while maintaining the Company's standards of quality. In addition, a team of four district managers provides training and guidance to directors and makes regular visits to the schools to monitor and, as necessary, assist with operations. The Company believes that the decentralization of school operations, together with support from district managers and senior management, leads to a sense of entrepreneurship in each director and a spirit of teamwork throughout the Company. In addition, decentralization enables each school to respond to the cultural, economic and regulatory differences which exist in its respective market.

     - Participation in Government Assistance Programs. The Company derives several benefits from its active participation in federal and state programs which provide funding for child care assistance. While most of these programs provide funding designed only to cover the cost of the Company's services, certain of these programs provide reimbursement to the Company of an allocable portion of its overhead or permit the Company to increase the utilization of its facilities. Further, the Company believes that participation in such programs enhances recognition of the Company.

     - Expansion Through Acquisitions. The Company seeks to acquire child care centers that present it with opportunities to increase utilization and improve profitability through implementation of enhanced operating and financial controls. Acquiring existing child care centers allows the Company access to an established customer base and an experienced staff with acceptance in the local community. In addition, by avoiding the cost and time associated with constructing new facilities, the Company is able to expand more rapidly and realize a return on its investment more quickly.


     The Company believes that the market for child care services is growing rapidly and that demand for high quality child care will continue to increase as a result of the following factors: a growing number of young children; an increasing percentage of mothers in the workforce; a shift toward the more structured and education-based environment of center-based child care; and the effects of federal and state policy initiatives which would make child care accessible to a larger number of families. In addition, the child care industry is highly fragmented. Within the United States, for-profit chains, including national and regional chains and operators of four or more centers, represent only 7.0% of total market share. Substantially all of the industry's licensed centers are owned or operated individually or by small providers, many of which lack the financial, technological and managerial resources to operate their centers profitably in an increasingly regulated and competitive environment. As a result, the Company believes that the number of providers seeking to exit the industry is likely to grow, leading to an increase in the number of potential centers available to the Company for acquisition.


     The Company anticipates that future growth will come from acquiring individual centers in its existing markets and acquiring groups of centers in both existing and new markets. The Company generally seeks either to acquire child care centers in areas close to the Company's existing schools and district managers or to acquire a provider which has a sufficient number of centers to justify the employment of an additional district manager. The Company targets facilities in cities with populations of 60,000 to 400,000 in the southeastern United States. Within this target market, the Company believes that there are numerous centers which could provide attractive locations for its schools, thus enabling the Company to continue to acquire facilities on terms which compare favorably to the costs and risks of establishing new facilities.

     The Company's principal executive offices are located at 3025 University Avenue, Suite B-2, Columbus, Georgia 31907, and its telephone number is (706) 562-8600.

                                  THE OFFERING

Common Stock offered by:
  The Company....................................  1,600,000 shares
  The Selling Shareholders.......................  1,250,000 shares
Voting rights:
  Common Stock offered hereby....................  1 vote per share(1)
  Outstanding Common Stock.......................  10 votes per share
Common Stock to be outstanding after the           6,535,000 shares(2)
  Offering.......................................
Use of proceeds..................................  Repayment of indebtedness and other general corporate purposes, including working capital and
                                                   possible acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...........  CCNI

---------------


(1) Holders of the Common Stock who purchase shares in the Offering will be entitled to one vote per share until such shares have been held by the same beneficial owner for a continuous period of greater than 48 months, at which time each share so held will be entitled to ten votes per share. See "Description of Capital Stock."

(2) Excludes 750,000 shares of Common Stock reserved for issuance under the Company's stock option plan. As of June 1, 1998, there were outstanding options to purchase 424,500 shares of Common Stock at a weighted average exercise price of $10.11 per share. See "Management -- 1998 Stock Option Plan."

                      SUMMARY FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND SCHOOL DATA)


                                           YEAR ENDED DECEMBER 31,                      JANUARY 1, 1997     JANUARY 1, 1998
                          ----------------------------------------------------------        THROUGH             THROUGH
                                                                          PRO FORMA        JUNE 27,            JUNE 26,
                           1993     1994     1995     1996      1997       1997(2)          1997(3)             1998(3)
                          ------   ------   ------   -------   -------   -----------   -----------------   -----------------
                                                                         (UNAUDITED)                (UNAUDITED)
STATEMENT OF INCOME DATA(1):
  Revenues..............  $4,825   $6,505   $9,209   $12,183   $16,331     $21,052          $7,128              $13,574
  Operating expenses....   4,158    5,417    7,758    10,281    13,991      19,053           5,766               11,399
                          ------   ------   ------   -------   -------     -------          ------              -------
  Income from
    operations..........     667    1,088    1,451     1,902     2,340       1,999           1,362                2,175
  Interest expense,
    net.................    (211)    (262)    (311)     (277)     (190)       (344)            (86)                (213)
                          ------   ------   ------   -------   -------     -------          ------              -------
  Income before income
    taxes...............     456      826    1,140     1,625     2,150       1,655           1,276                1,962
  Pro forma provision
    for income
    taxes(4)............     173      314      433       618       817         629             485                  746
                          ------   ------   ------   -------   -------     -------          ------              -------
  Pro forma net
    income..............  $  283   $  512   $  707   $ 1,007   $ 1,333     $ 1,026          $  791                1,216
                          ======   ======   ======   =======   =======     =======          ======              =======
  Basic shares
    outstanding.........   4,905    4,905    4,905     4,905     4,932       4,932           4,931                4,935
  Diluted shares
    outstanding.........   4,905    4,905    4,905     4,905     4,932       4,932           4,931                4,955
  Pro forma net income
    per basic
    share(5)............  $ 0.06   $ 0.10   $ 0.14   $  0.21   $  0.27     $  0.21          $ 0.16              $  0.25
  Pro forma net income
    per diluted
    share(5)............  $ 0.06   $ 0.10   $ 0.14   $  0.21   $  0.27     $  0.21          $ 0.16              $  0.25



                                                                   AT JUNE 26,
                                                                      1998
                                                              ---------------------
                                                                            AS
                                                              ACTUAL    ADJUSTED(6)
                                                              -------   -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Working capital...........................................  $ 1,915     $15,230
  Total assets..............................................   12,801      26,116
  Total debt, including current portion.....................    6,517          --
  Shareholders' equity......................................    4,904      24,636



                                                                   AT DECEMBER 31,
                                                     --------------------------------------------     AT JUNE 26,
                                                      1993     1994     1995     1996     1997(1)       1998(3)
                                                     ------   ------   ------   -------   -------   ---------------
SCHOOL DATA(1):
  Number of schools................................      25       25       32        34        63           67
  Licensed capacity................................   2,731    2,731    3,431     3,631     7,788        8,431


---------------


(1) In September 1997, the Company acquired 29 schools in two transactions, which were accounted for under the purchase method of accounting. Results of operations of these schools have been included in the Company's operations since the respective dates of purchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and the financial statements and notes thereto appearing elsewhere in this Prospectus for information concerning other acquisitions and additional information related to these acquisitions.


(2) The pro forma statement of income data for the year ended December 31, 1997 reflects the acquisition of the operations of Young World, Inc. as if it occurred at January 1, 1997 and has been accounted for under the purchase method of accounting.


(3) Effective January 1, 1998, the Company changed its fiscal year end from December 31 to the last Friday in December. As a result, the Company will report its quarterly results in 13 week periods beginning in 1998. Quarterly results for 1997 have been presented on a comparable basis.


(4) The Company has historically elected to be taxed as an S corporation and accordingly, income taxes have been paid by its shareholders. The Company's S corporation status will terminate upon consummation of the Offering, and the Company will be taxed as a C corporation in future periods. The pro forma provision for income taxes has been calculated at a 38% rate, which is the Company's expected effective income tax rate.


(5) The calculation of a supplemental pro forma earnings per share reflecting
    (i) the impact of the additional shares to be outstanding after consummation of the Offering and (ii) the repayment of indebtedness with a portion of the Offering proceeds is not presented as the impact is not material.

(6) As adjusted to give effect to (i) the sale by the Company of 1,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom, (ii) the payment of approximately $200,000 in dividends to shareholders prior to consummation of the Offering and (iii) the provision for deferred tax liabilities of $100,000 for temporary differences related to the tax and book bases of assets at the date of termination of S corporation status. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth elsewhere in this Prospectus, including the financial statements and notes thereto, prior to making an investment in the Company.

DEPENDENCE ON GOVERNMENT FUNDING


     The Company participates in certain state and federal programs which provide funding for services to disadvantaged children and, in the State of Georgia, for prekindergarten students. Certain of these programs provide for tuition subsidies which are determined as a percentage of the market rate for a given area and often are less than the tuition charged by the Company to non-subsidized customers. Revenues from such programs represented approximately 57.0% of the Company's total revenues in each of 1996 and 1997 with the remaining 43% representing payments from individuals. The eligibility of the Company to continue its participation in such programs is subject to compliance with numerous state and federal regulations. In the event that the Company's schools presently participating in such programs become ineligible for funding or such funding is decreased, the Company's revenues and results of operations would be materially adversely affected. In addition, the continuation of such programs is dependent upon the future availability of federal and state funds and the continued adoption of economic policies which support these efforts. There is no assurance that funding of such programs will continue at current levels, or at all. See "-- Government Regulation" and "Business -- Government Regulation."



IMPACT OF GOVERNMENT REGULATION



     Child care providers must comply with various state and local statutes, regulations and licensing requirements. Failure to comply with any of such laws or regulations could result in sanctions ranging from fines or corrective orders, which could require significant expenditures by the Company, to license suspension or revocation. The Company is licensed to operate each of its facilities as a child care or day care center. However, licenses for certain of the Company's schools are in the process of renewal or, in the case of recent acquisitions, have been issued on a temporary basis pending final licensing. There is no assurance that final licenses will be obtained for such schools. New laws or regulations or changes in existing laws or regulations or their manner of application or enforcement may increase compliance costs to the Company, which could have a material adverse effect on the Company's financial condition or results of operations. In addition, tax laws presently provide for credits and other incentives relating to child care costs. Changes in such tax laws could result in decreased enrollment in the Company's schools, which would have a material adverse effect on the Company. The Company also is required to comply with the Americans with Disabilities Act (the "ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Failure of a school to comply with the ADA or applicable regulations can subject it to sanctions, which might include fines, corrective orders, probation, or, in more serious cases, suspension or revocation of a center's license to operate, or an award of damages to private litigants, any of which could require significant expenditures by the Company to bring the Company's facilities into compliance. See "Business -- Government Regulation."


REGULATION OF MOTOR VEHICLES


     The Company presently operates passenger vans for the transportation of students. Recently, safety concerns over the use of passenger vans by child care providers have caused, or are expected to cause, federal authorities and many state agencies to reevaluate whether children should be transported in passenger vans, as opposed to school buses which meet more stringent safety requirements. Further, certain states are now vigorously enforcing their school bus and safety regulations. In addition, one or more states are enforcing such regulations against child care centers. Certain states have enacted or may enact new legislation or have changed their interpretation and enforcement of existing rules and regulations to discourage the use of passenger vans by child care centers in transporting children. As a result, the application of state school bus laws and regulations as they relate to child care providers is unclear and may be subject to change.

     Although the Company believes that it is in compliance with all applicable state laws, rules and regulations governing transportation of children in motor vehicles in all states in which it operates, a court or administrative agency may determine that child care providers generally, or the Company in particular, are not in compliance with such laws, rules or regulations. Any such determination could result in the imposition of fines or sanctions against the Company, require the Company's drivers to be licensed as "school bus" operators and/or require the Company to retrofit or replace its passenger vans with vehicles which comply with applicable standards, any of which could have a material adverse effect on the Company's financial condition or results of operations. In addition, while the Company maintains liability insurance concerning the operation of these motor vehicles, the Company could incur a claim resulting from such operation which may have a material adverse effect on its financial condition or results of operations. See "-- Insurance,"
"Business -- Insurance" and "Business -- Government Regulation."


RISKS OF ACQUISITIONS AND FAILURE TO INTEGRATE ACQUIRED CENTERS


     An important element of the Company's growth strategy has been and will continue to be expansion through acquisitions. The Company's ability to expand successfully through acquisitions depends on many factors, including the identification of appropriate acquisition opportunities, negotiation of acceptable terms and management's ability to effectively integrate and operate the acquired schools. The Company competes for acquisitions with other companies, certain of which have significantly greater financial and management resources than the Company. The Company's financial performance will be subject to the risks of the performance of the acquired businesses as well as the financial effects associated with the integration of such businesses. In the event that the Company is unable to retain both the students and staff of any acquired facility, the Company could experience decreased revenues accompanied by increased costs for marketing and recruitment.


MANAGEMENT'S LIMITED OPERATING HISTORY


     Certain of the Company's officers have recently joined the Company, including Ray E. Crowley, Chairman and Chief Executive Officer; Lanier Merritt, Senior Vice President and Chief Financial Officer; and Conway Tucker, Vice President of Operations. Although each of these officers has significant business experience and, in the case of Mr. Tucker, substantial experience in the operation of multi-unit child care centers through past employment, these officers have been working together for a limited period of time. There can be no assurance that such management team will be successful in operating the Company. See "-- Dependence Upon Key Personnel" and "Management."

COMPETITION

     The child care industry is highly fragmented and competitive. The Company competes with child care centers owned by national and regional chains and other multi-unit service providers, many of which are larger and have substantially greater name recognition and financial resources than the Company. The Company also competes with child care facilities operated by local, community and church-affiliated and non-profit organizations, which may be supported by endowments, charitable contributions and other forms of subsidies, and consequently may charge less for their services than the Company. In addition, the Company competes with individually owned proprietary child care centers, licensed and unlicensed child care homes, in-home individual child care providers, public schools and businesses that provide child care for their employees, many of which charge lower fees than the Company. There can be no assurance that the Company can compete effectively against current competitors or new market entrants in the future. See "Business -- Competition."


AVAILABILITY AND ADEQUACY OF INSURANCE


     Recently, as a result of alleged incidents of physical and sexual abuse in the child care industry, and the length of time before the expiration of applicable statutes of limitations for the bringing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), many operators of child care centers have had difficulty obtaining adequate general liability insurance or child abuse liability insurance or have been able to obtain such insurance only at unacceptably high rates. The Company currently maintains insurance policies which provide for a variety of coverages but are subject to various limitations, exclusions and deductibles, including a limitation of coverage for child physical and sexual abuse claims of $500,000 annually in the aggregate. There can be no assurance that such insurance will be adequate, that insurance premiums for such coverages will not increase, or that in the future the Company will be able to obtain insurance at acceptable rates, if at all. Any such inadequacy of or inability to obtain insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operations. See "-- Adverse Publicity," "-- Litigation" and "Business -- Insurance."



ABILITY TO ATTRACT AND RETAIN STAFF; IMPACT OF COMPENSATION LEVELS



     The success of the Company is dependent on its continued ability to attract and retain quality staff at its schools at acceptable compensation levels. Compensation costs historically have exceeded 50.0% of the Company's revenues, and the profitability of the Company is dependent upon its ability to successfully manage such compensation costs. There are substantial market pressures on such costs, particularly at the lower end of the pay scale. Any significant increase in the minimum wage would materially impact compensation costs and could have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that in the future the Company will be able to hire and retain quality staffing at acceptable compensation levels, or at all.


ADVERSE PUBLICITY

     Some providers of child care have received negative publicity concerning alleged child abuse, inadequate supervision and on-site accidents. Any such adverse publicity relating to the Company or other providers of child care, whether accurate or not, could have a material adverse effect on the Company's business as a result of, among other things, decreased enrollment, inability to attract new enrollees or increased insurance costs. See "Business -- Insurance."

LITIGATION

     Due to the nature of its business, the Company is and expects that in the future it may be subject to claims and litigation alleging negligence, inadequate supervision or other grounds for liability arising from harm to children. In addition, claimants may seek damages from the Company for child abuse, sexual abuse and other criminal acts allegedly committed by the Company's employees. There can be no assurance that additional suits will not be filed, that the Company's insurance will be adequate to cover liabilities resulting from any claim or that any such claim, or the adverse publicity resulting from it will not have a material adverse effect on the Company's business, financial position or results of operations, including, without limitation, adverse effects caused by increased cost or decreased availability of insurance and decreased demand for the Company's services. See "-- Insurance" and "Business -- Legal Proceedings."

DEPENDENCE UPON KEY PERSONNEL

     The Company has experienced significant growth in its business, which has placed demands on the Company's administrative, operational and financial personnel. The success of the Company will be largely dependent upon the continued employment of Ray E. Crowley, Chairman and Chief Executive Officer, and James F. Loudermilk, President, as well as the Company's other executive officers. In addition to his position with the Company, Mr. Crowley is involved in the management of other businesses. The loss of the services of one or more of the Company's key management personnel or the inability to attract and retain additional personnel necessary to accommodate future growth could have a material adverse effect on the Company's business. The Company does not have employment agreements with or key man insurance on any of its employees. See
"-- Management's Limited Operating History" and "Management."

CHANGES IN DEMOGRAPHIC TRENDS AND ECONOMIC CONDITIONS


     The Company's revenues depend, in part, on the number of working parents who require child care services. Any change in demographic trends, particularly those related to parents in the workforce or a deterioration in the general economy resulting in a reduction in the work force, could adversely impact the Company as out-of-work parents are more likely to discontinue utilization of third party child care services.

POTENTIAL IMPACT OF ANTI-TAKEOVER PROVISIONS; SUBSTANTIAL CONTROL OF DIRECTORS AND OFFICERS


     Certain provisions of the Company's Restated Articles of Incorporation (the "Restated Articles") and Restated Bylaws (the "Bylaws") could make it more difficult for shareholders to effect certain corporate actions. Such provisions include greater voting power for certain shares as described below, staggered terms for members of the Company's Board of Directors, the requirement that directors may only be removed for cause by a supermajority vote of shareholders, a requirement that shareholders act only at an annual or special meeting or by supermajority written consent and various procedural and other requirements. These provisions and the election of the Company in its Bylaws to be subject to the "fair price" and "business combination" provisions of the Georgia Business Corporation Code (the "GBCC") could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management of the Company, even if such event would be beneficial to the interest of the holders of Common Stock. Such provisions could also discourage offers for Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. See "Description of Capital
Stock -- Georgia Law and Certain Charter Provisions."



     Furthermore, upon consummation of the Offering, without giving effect to the exercise of outstanding options, executive officers and directors of the Company will collectively beneficially own an aggregate of approximately 2,187,821 shares of Common Stock, representing 33.5% of the issued and outstanding Common Stock. Because each share of Common Stock held by the same beneficial owner on July 16, 1998 is entitled to ten votes per share, upon completion of the Offering, executive officers and directors will collectively control in the aggregate approximately 55.1% of the voting power of the Company's outstanding Common Stock. In addition, each share acquired pursuant to options granted prior to July 16, 1998 will be entitled to ten votes per share. Consequently, such persons will have the power to control the outcome of matters submitted for the vote of shareholders, including the election of members of the Board of Directors and the approval of significant change in control transactions. Their combined equity interest in the Company accordingly may have the effect of making certain transactions more difficult, may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.



LIMITED VOTING RIGHTS OF COMMON STOCK OFFERED HEREBY



     Pursuant to the Restated Articles, holders of shares of Common Stock acquired in the Offering, until they have held their shares for a continuous period of greater than 48 months, will have one vote per share on all matters on which the Company's shareholders have the right to vote, including the election of directors, while the current holders of Common Stock are entitled to ten votes per share. The differential in voting rights will limit both the individual and collective voting power for holders of Common Stock purchasing shares in the Offering. Following the Offering, the holders of the 2,850,000 shares offered hereby will have 7.2% of the voting power of the 6,535,000 shares to be outstanding. In addition, the differential voting rights may affect the market price and subsequent marketability of the Common Stock offered hereby. See "-- Potential Impact of Anti-Takeover Provisions; Substantial Control of Directors and Officers."



IMPACT OF YEAR 2000 COMPLIANCE


     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Proper functioning of computer systems requires that these date code fields accept four-digit entries to distinguish twenty-first century dates from twentieth century dates. Consequently, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. While the Company believes its computer systems are designed to be Year

2000 compliant, there can be no assurance that such systems contain all necessary upgrades and modifications. The failure of such systems to be Year 2000 compliant could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that third parties, including governmental agencies that provide funding to the Company, will adequately address the Year 2000 problem in such a way as to cause no disruption to the Company's business.


ABSENCE OF DIVIDENDS


     The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends for the foreseeable future. In addition, the ability of the Company to pay cash dividends is restricted under its bank credit agreement. See "Dividend Policy."

ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price of the Common Stock. There is no assurance that an active trading market will develop or continue after consummation of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The Company believes factors such as quarterly fluctuations in financial results and announcements of material events by the Company or its competitors, investor perception of the child care industry generally and general economic and market conditions may impact the market price of the Common Stock, perhaps substantially. In addition, the stock market has experienced volatility which has affected the market price of securities of many companies and may impact the price of the Common Stock.

BROAD DISCRETION OVER USE OF PROCEEDS


     Approximately 66.5% of the estimated net proceeds to the Company of the Offering ($13.3 million) are allocated to general corporate purposes, including working capital and possible acquisitions. The Company's management will have broad discretion over the application of these funds. There can be no assurance that management will make such application effectively or in a manner that will not result in a material adverse effect on the Company's financial condition or results of operations. See "Use of Proceeds."


SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 6,535,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of options outstanding under the Company's stock option plan. Of these shares, the 2,850,000 shares of Common Stock offered hereby will be eligible for sale in the open market without restriction (except for any such shares purchased by affiliates of the Company). All of the remaining shares of Common Stock are "restricted securities" as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All of these restricted securities will be eligible for sale in the public market 90 days following the date of this Prospectus pursuant to Rule 144. Additional shares of Common Stock, including shares issuable upon exercise of options, will also become eligible for sale in the public market pursuant to Rule 144 from time to time. The Company and its executive officers, directors and shareholders have agreed, however, not to sell any of their shares of Common Stock (other than the shares to be sold by the Company and the Selling Shareholders in the Offering) for a period of 180 days from the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. Following the Offering, sales and potential sales of substantial amounts of the Company's Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the prevailing market price for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Principal and Selling Shareholders," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Investors who purchase Common Stock offered hereby will experience immediate dilution estimated to be $10.55 per share in the net tangible book value per share of the Common Stock. In addition, shareholders purchasing Common Stock in the Offering will pay substantially more per share of Common Stock than existing shareholders invested per share of Common Stock, and will therefore bear substantially more of the financial risk of investment in the Company. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,600,000 shares of Common Stock offered hereby (after deducting the underwriting discount and estimated expenses of the Offering) are estimated to be $20.0 million ($22.7 million if the Underwriters' over-allotment option is exercised in full) based on an assumed initial public offering price of $14.00 per share. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.



     Approximately $6.7 million of the net proceeds of the Offering will be used to repay indebtedness under the Company's bank credit agreement and certain acquisition indebtedness. The Company's bank credit agreement provides for a $2.0 million line of credit which matures June 2000 and a $13.0 million revolving line of credit which matures June 2003. At June 26, 1998, $1.5 million was outstanding under the line of credit, and $4.2 million was outstanding under the revolving line of credit. In addition, in connection with the Offering, the Company will terminate its S corporation status and will pay a dividend to its shareholders. It is estimated that this dividend will be $200,000 and will be funded from additional borrowings under the Company's bank credit agreement. Borrowings under the bank credit agreement bear interest at the bank's prime rate, LIBOR plus 1.75% to 2.375% or the secondary certificate of deposit ("C/D") rate plus 1.75% to 2.375%, at the Company's option. Such debt had an interest rate of approximately 7.6% per annum as of June 26, 1998. The indebtedness under the bank credit agreement was incurred to provide funds for acquisitions of child care centers and for working capital. In connection with an acquisition, the Company issued a note, bearing interest at 8.5% per annum, of which the principal amount was $833,333 at June 26, 1998. The Company intends to defease this indebtedness by deposit of the principal amount thereof plus the present value of future interest.



     The Company currently has no specific plan for the remaining estimated net offering proceeds of approximately $13.3 million. The Company is raising such monies at this time in order to create a market for the Common Stock, to facilitate future access by the Company to public equity markets and for general corporate purposes, including working capital and possible acquisitions. While the Company continuously reviews possible acquisition opportunities, the Company does not presently have any agreements, arrangements or understandings regarding any material acquisition.


     Pending such uses, the net proceeds of the Offering will be invested in investment grade securities or U.S. government securities.

                                DIVIDEND POLICY

     The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends for the foreseeable future. In addition, the ability of the Company to pay cash dividends is restricted under its bank credit agreement. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                    DILUTION


     At June 26, 1998, the net tangible book value of the Company was $2,827,872, or $0.57 per share of Common Stock. The net tangible book value attributable to holders of Common Stock of the Company is tangible assets (total assets less intangible assets and total liabilities). Dilution per share represents the difference between net tangible book value per share and the amount paid per share of Common Stock by investors in the Offering.



     After giving effect to (i) the sale of 1,600,000 shares of Common Stock offered by the Company in the Offering at an assumed initial public offering price of $14.00 per share and the receipt of the estimated net proceeds therefrom, (ii) additional debt incurred for the payment of approximately $200,000 in dividends to shareholders of the Company prior to consummation of the Offering and (iii) the provision for deferred tax liabilities of $100,000 for temporary differences related to the tax and book bases of assets at the date of termination of S corporation status, the net tangible book value of the Company as of June 26, 1998, would have been approximately $22,559,872, or $3.45 per share of Common Stock. This represents an increase in net tangible book value per share of Common Stock of $2.88 to the Company's existing shareholders and an immediate dilution of $10.55 per share of Common Stock to purchasers of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............           $14.00
  Net tangible book value per share before the Offering.....  $ 0.57
  Increase in net tangible book value per share attributable
     to the Offering........................................    2.88
                                                              ------
Net tangible book value per share after the Offering........             3.45
                                                                       ------
Dilution per share to new investors.........................           $10.55
                                                                       ======



     Assuming the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value upon consummation of the Offering would be $3.75 per share, the immediate increase in pro forma net tangible book value of shares owned by existing shareholders would be $3.18 per share and the immediate dilution to new investors would be $10.25 per share.



     The following table summarizes, on a pro forma basis as of June 26, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing shareholders and new investors purchasing shares of Common Stock offered hereby assuming an initial public offering price of $14.00 per share (without giving effect to the underwriting discount and estimated offering expenses):


                                                            TOTAL
                              SHARES PURCHASED       CONSIDERATION PAID
                             -------------------    ---------------------        AVERAGE
                              NUMBER     PERCENT      AMOUNT      PERCENT    PRICE PER SHARE
                             ---------   -------    -----------   -------    ---------------
Existing shareholders......  4,935,000    75.5%     $   531,800     2.3%         $ 0.11
New investors..............  1,600,000    24.5%      22,400,000    97.7%         $14.00
                             ---------   ------     -----------   ------
          Total............  6,535,000   100.0%     $22,931,800   100.0%
                             =========   ======     ===========   ======


     The sale of shares by the Selling Shareholders in the Offering will cause the pro forma number of shares held by all existing shareholders as of June 26, 1998 to be reduced to 3,685,000 shares, or 56.4% of total shares of Common Stock to be outstanding after the Offering, and the pro forma number of shares held by new investors as of June 26, 1998 to be 2,850,000 shares, or 43.6% of the total shares of Common Stock to be outstanding after the Offering. See "Principal and Selling Shareholders."



     The above computations assume no exercise of options outstanding as of June 26, 1998 to purchase an aggregate of 424,500 shares of Common Stock at a weighted average exercise price of approximately $10.11 per share. The exercise of such options would not increase the dilution per share to new investors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 26, 1998 and as adjusted to give effect to the sale of 1,600,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                                    JUNE 26, 1998
                                                                ----------------------
                                                                ACTUAL     AS ADJUSTED
                                                                -------    -----------
                                                                    (IN THOUSANDS)
Long-term debt:
  Bank credit agreement.....................................    $ 5,684      $    --
  Acquisition note..........................................        833           --
                                                                -------      -------
          Total long-term debt..............................      6,517           --
Shareholders' equity:
  Common Stock, no par value, 20,000,000 shares authorized;
     4,935,000 shares issued and outstanding; 6,535,000
     shares issued and outstanding, as adjusted(1)..........        532       20,564
  Retained earnings.........................................      4,372        4,072(2)
                                                                -------      -------
          Total shareholders' equity........................      4,904       24,636
                                                                -------      -------
            Total capitalization............................    $11,421      $24,636
                                                                =======      =======


---------------

(1) Does not include 750,000 shares of Common Stock reserved for issuance upon exercise of stock options under the Company's stock option plan. See "Management -- 1998 Stock Option Plan."

(2) As adjusted to give effect to (i) the payment of approximately $200,000 in dividends to shareholders of the Company prior to consummation of the Offering and (ii) the provision for deferred tax liabilities of $100,000 for temporary differences related to the tax and book bases of assets at the date of termination of S corporation status.

                     SELECTED FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND SCHOOL DATA)


     The selected financial data presented below for the five years ended December 31, 1997 are derived from the audited financial statements of the Company. The selected financial data for the periods January 1, 1997 through June 27, 1997 and January 1, 1998 through June 26, 1998 are derived from unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and the results of operations for the indicated periods. Operating results for the period January 1, 1998 through June 26, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 26, 1998. The selected financial data should be read in conjunction with, and are qualified in their entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information appearing elsewhere in this Prospectus.



                                            YEAR ENDED DECEMBER 31,              JANUARY 1, 1997    JANUARY 1, 1998
                                  --------------------------------------------       THROUGH            THROUGH
                                   1993     1994     1995     1996      1997     JUNE 27, 1997(2)   JUNE 26, 1998(2)
                                  ------   ------   ------   -------   -------   ----------------   ----------------
                                                                                             (UNAUDITED)
STATEMENT OF INCOME DATA(1):
  Revenues......................  $4,825   $6,505   $9,209   $12,183   $16,331        $7,128            $13,574
  Operating expenses:
    Cost of services............   3,510    4,643    6,761     8,981    12,249         5,038             10,175
    Selling, general and
      administrative expenses...     369      374      496       616       888           362                602
    Depreciation and
      amortization expense......     279      400      501       684       854           366                622
                                  ------   ------   ------   -------   -------        ------            -------
         Total operating
           expenses.............   4,158    5,417    7,758    10,281    13,991         5,766             11,399
                                  ------   ------   ------   -------   -------        ------            -------
  Income from operations........     667    1,088    1,451     1,902     2,340         1,362              2,175
  Interest expense, net.........    (211)    (262)    (311)     (277)     (190)          (86)              (213)
                                  ------   ------   ------   -------   -------        ------            -------
  Income before income taxes....     456      826    1,140     1,625     2,150         1,276              1,962
  Pro forma provision for income
    taxes(3)....................     173      314      433       618       817           485                746
                                  ------   ------   ------   -------   -------        ------            -------
  Pro forma net income..........  $  283   $  512   $  707   $ 1,007   $ 1,333        $  791            $ 1,216
                                  ======   ======   ======   =======   =======        ======            =======
Basic shares outstanding........   4,905    4,905    4,905     4,905     4,932         4,931              4,935
Diluted shares outstanding......   4,905    4,905    4,905     4,905     4,932         4,931              4,955
Pro forma net income per basic
  share(4)......................  $ 0.06   $ 0.10   $ 0.14   $  0.21   $  0.27        $ 0.16            $  0.25
Pro forma net income per diluted
  share(4)......................  $ 0.06   $ 0.10   $ 0.14   $  0.21   $  0.27        $ 0.16            $  0.25



                                                            AT DECEMBER 31,
                                            -----------------------------------------------    AT JUNE 26,
                                             1993      1994      1995      1996      1997         1998
                                            ------    ------    ------    ------    -------    -----------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.......................    $   23    $  215    $  241    $  260    $    65      $ 1,915
  Total assets..........................     4,453     4,529     6,886     6,285     10,911       12,801
  Total debt, including current
    portion(3)..........................     3,418     2,945     3,769     2,992      5,122        6,517
  Shareholders' equity..................       735     1,221     1,999     2,543      3,896        4,904

                                                                  AT DECEMBER 31,
                                                    --------------------------------------------    AT JUNE 26,
                                                     1993     1994     1995     1996      1997        1998(2)
                                                    ------   ------   ------   -------   -------   -------------
SCHOOL DATA(1):
  Number of schools...............................      25       25       32        34        63          67
  Licensed capacity...............................   2,731    2,731    3,431     3,631     7,788       8,431


---------------


(1) In September 1997, the Company acquired 29 schools in two transactions, which were accounted for under the purchase method of accounting. Results of operations of these schools have been included in the Company's operations since the respective dates of purchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and the financial statements and notes thereto appearing elsewhere in this Prospectus for information concerning other acquisitions and additional information related to these acquisitions.


(2) Effective January 1, 1998, the Company changed its fiscal year end from December 31 to the last Friday in December. As a result, the Company will report its quarterly results in 13 week periods beginning in 1998. Quarterly results for 1997 have been presented on a comparable basis.


(3) The Company has historically elected to be taxed as an S corporation and, accordingly, income taxes have been paid by its shareholders. The Company's S corporation status will terminate upon consummation of the Offering, and the Company will be taxed as a C corporation in future periods. The pro forma provision for income taxes has been calculated at a 38% rate, which is the Company's expected effective income tax rate.


(4) Data relative to cash dividends per common share is not presented as it is not meaningful. The Company has historically paid dividends to its shareholders in amounts approximately equal to their estimated income tax liabilities. The Company will terminate its S corporation status upon consummation of the Offering. See "Dividend Policy."

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed statement of income for the year ended December 31, 1997 (the "Pro Forma Financial Statement") is derived from (i) the Company's income statement for the year ended December 31, 1997 and
(ii) the Young World, Inc. statement of operations for the period January 1, 1997 through September 29, 1997. The Pro Forma Financial Statement gives effect to the acquisition of substantially all of the assets of Young World, Inc. (the "Young World Acquisition") as if it occurred at January 1, 1997.

     The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statement does not purport to represent what the Company's results of operations would actually have been had the above transaction in fact occurred on such date or to be indicative of the results of operations for or at any future period. The Pro Forma Financial Statement should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and Young World, Inc. and the notes thereto included elsewhere in this Prospectus.

     The Young World Acquisition has been accounted for under the purchase method of accounting.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 CHILDCARE     YOUNG WORLD     PRO FORMA       PRO FORMA
                                               NETWORK, INC.   ACQUISITION    ADJUSTMENTS     AS ADJUSTED
                                               -------------   ------------   -----------     -----------
Revenues.....................................     $16,331        $ 4,721                        $21,052
Total operating expenses.....................      13,991          4,937         $  75(1)        19,053
                                                                                    50(2)
                                                  -------        -------         -----          -------
Income from operations.......................       2,340           (216)         (125)           1,999
Interest expense, net........................        (190)            --          (154)(3)         (344)
                                                  -------        -------         -----          -------
          Net income (loss) before pro forma
            provision for income taxes.......       2,150           (216)         (279)           1,655
Pro forma provision for income taxes(4)......        (817)            --           188             (629)
                                                  -------        -------         -----          -------
Pro forma net income (loss)..................     $ 1,333        $  (216)        $ (91)         $ 1,026
                                                  =======        =======         =====          =======
Basic and diluted shares outstanding.........       4,932                                         4,932
Pro forma net income per basic and diluted
  share......................................     $  0.27                                       $  0.21
                                                  =======                                       =======


---------------


(1) Reflects the $75,000 increase in depreciation and amortization of the Young World, Inc. assets based on the Company's allocation of the purchase price. Value assigned to property and equipment was $1,159,000 and useful lives range from five to 10 years. Goodwill amounted to $1,341,000 and is being amortized over 25 years.


(2) Reflects an increase in lease expense based on the new lease agreement executed as part of the purchase agreement between the Company and Young World, Inc.


(3) Reflects an increase in interest expense based on the $2.5 million purchase price with interest calculated at the Company's borrowing rate under its revolving line of credit ($833,333 at 7.6%) and the interest rate specified in the note payable given to the sellers of Young World, Inc. ($1,666,667 at 8.5%).


(4) The Company has historically elected to be taxed as an S corporation and accordingly, income taxes have been paid by its shareholders. The Company's S corporation status will terminate upon consummation of the Offering, and the Company will be taxed as a C corporation in future periods. The pro forma provision for income taxes has been calculated at a 38% rate, which is the Company's expected effective income tax rate.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Prior to 1998, the Company's fiscal year ended on December 31. Effective January 1, 1998, the Company changed its fiscal year end to the last Friday in December and began reporting its quarterly results in 13 week periods. For comparison purposes, quarterly results for years prior to 1998 have been restated to reflect, as nearly as possible, the Company's current four reporting periods. The term "quarter" refers to actual 13 week reporting periods for 1998 and comparable restated reporting periods for prior years.

OVERVIEW

     The Company provides affordable, high quality developmental education and child care to families through 67 private schools, located predominately in smaller and mid-sized cities in the southeastern United States. The Company's schools are principally free standing sites in suburban communities and generally operate five days a week throughout the year.


     The Company has expanded its business through the acquisition of centers and subsequent enhancement of the operations and profitability of such centers. Between 1992 and 1997, the Company grew from five to 63 schools, increasing enrollment from 545 to over 7,000 students. As a result, revenues increased from $1.1 million in 1992 to $16.3 million in 1997 and income before income taxes increased from $86,000 in 1992 to approximately $2.2 million in 1997.



     In June 1995, the Company purchased seven child care centers with an aggregate licensed capacity of 700 for a total purchase price of approximately $1.3 million. In May 1996, the Company purchased two child care centers with aggregate licensed capacity of 200 for a total purchase price of approximately $96,000. On September 22, 1997, the Company purchased 13 child care centers with an aggregate licensed capacity of 1,471 for a total purchase price of approximately $1.1 million. On September 29, 1997, the Company purchased 16 child care centers with an aggregate licensed capacity of 2,821 for a total purchase price of $2.5 million. In March 1998, the Company acquired four child care centers with an aggregate licensed capacity of 508 for a total purchase price of $240,000.



     The Company's revenues are derived from tuition payments and funding from certain state and federal programs. The Company participates in certain state and federal programs which provide funding for disadvantaged children and, in the State of Georgia, for prekindergarten students. Revenues from such programs represented approximately 57.0% of the Company's total revenues in each of 1997 and 1996 and approximately 43.9% of total revenues in 1995. Tuition for programs varies depending upon location of the school, the age of the child and the funding source and is proportionally higher for children attending part-time. The Company's policy is to collect tuition on a weekly basis in advance although government funding for tuition is paid monthly. The Company generally reviews its tuition rates at each school on an annual basis and makes adjustments based primarily on operating costs and utilization and the market rates for the community where the school is located. The Company's current weekly charges for full day services range from $55 to $131.


     Cost of services consists of payroll and related expenses, occupancy costs, food, supplies, transportation costs and other expenses directly related to the operation of the schools. Selling, general and administrative expenses are comprised primarily of salaries and related costs of non-school personnel, accounting and legal fees, insurance and general corporate expenses. Depreciation primarily relates to the property and equipment of the Company's schools, and amortization relates to goodwill associated with acquisitions.

     Quarterly results for the Company may vary according to seasonal demand for child care services, which tends to be lower during the summer months. In addition, the results of schools acquired by the Company are included in the financial statements from the date of acquisition. Accordingly, year-to-year results may fluctuate, depending on the timing of acquisitions.

     As a result of its election to be treated as an S corporation for income tax purposes, the Company has not been subject to federal or state income taxes. Pro forma net income amounts discussed herein include pro forma provisions for income taxes determined by applying the Company's anticipated statutory tax rate to income before income taxes, adjusted for permanent tax differences. The Company's S corporation status will terminate upon consummation of the Offering.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of revenues represented by items in the Company's statements of income.


                                              YEAR ENDED DECEMBER 31,    JANUARY 1, 1997   JANUARY 1, 1998
                                              ------------------------       THROUGH           THROUGH
                                               1995     1996     1997     JUNE 27, 1997     JUNE 26, 1998
                                              ------   ------   ------   ---------------   ---------------
Revenues....................................  100.0%   100.0%   100.0%        100.0%            100.0%
Expenses:
  Cost of services..........................   73.4     73.7     75.0          70.7              75.0
  Selling, general and administrative
     expenses...............................    5.4      5.1      5.4           5.1               4.4
  Depreciation and amortization expense.....    5.4      5.6      5.3           5.1               4.6
                                              -----    -----    -----         -----             -----
Income from operations......................   15.8     15.6     14.3          19.1              16.0
Interest expense, net.......................    3.4      2.3      1.1           1.2               1.6
                                              -----    -----    -----         -----             -----
Income before income taxes..................   12.4%    13.3%    13.2%         17.9%             14.4%
                                              =====    =====    =====         =====             =====



  Period Ended June 26, 1998 Compared to Period Ended June 27, 1997



     Revenues increased $6.5 million, or 90.4%, to $13.6 million for the period ended June 26, 1998 from $7.1 million for the period ended June 27, 1997. Of this increase, $6.1 million was attributable to 29 schools acquired in September 1997 (the "1997 Acquisitions")and the four schools acquired in 1998, and the balance of $400,000 related primarily to an increase in enrollments during the period.



     Cost of services increased $5.2 million, or 102.0%, to $10.2 million for the first quarter of 1998 from $5.0 million for the first quarter of 1997. Of this increase, $4.9 million related to the 1997 Acquisitions and the four schools acquired in 1998 and the balance of $300,000 related primarily to cost increases. Cost of services as a percentage of revenues increased to 75.0% for the 1998 period from 70.7% for the 1997 period. This increase was attributable to the higher cost of services associated with the integration and initial operation of the 1997 Acquisitions during the 1998 period, which was partially offset by lower cost of services associated with schools in operation at the beginning of each period. Salaries and benefits for the 1998 period were 50.5% of revenues compared to 48.5% of revenues for the 1997 period due to higher salaries and benefits for the schools acquired in 1997. Rent expense for the 1998 period was 5.8% of revenues compared to 4.0% of revenues for the 1997 period due to the higher rental expense related to the 1997 Acquisitions.



     Selling, general and administrative expenses increased $240,000, or 66.3%, to $602,000 for the 1998 period from $362,000 for the 1997 period. This increase related primarily to the employment of additional corporate personnel, including two district managers. Selling, general and administrative expenses as a percentage of revenues decreased to 4.4% for the 1998 period from 5.1% for the 1997 period.



     Depreciation and amortization expense increased $256,000, or 70.0%, to $622,000 for the 1998 period from $366,000 for the 1997 period. This increase related primarily to depreciation of assets and amortization of goodwill associated with the 1997 Acquisitions. Depreciation and amortization expense as a percentage of revenues decreased to 4.6% for the 1998 period compared to 5.1% for the 1997 period due to lower incremental depreciation and amortization expense as a percentage of incremental revenues from the 1997 Acquisitions.



     Income from operations increased $813,000, or 59.7%, to $2.2 million for the 1998 period from $1.4 million for the 1997 period. Income from operations as a percentage of revenues decreased to 16.0% for the 1998 period from 19.1% for the 1997 period as a result of the factors discussed above.



     Interest expense, net, increased $127,000, or 146.4%, to $213,000 for the 1998 period, from $86,000 for the 1997 period primarily as a result of debt incurred for the 1997 Acquisitions, partially offset by repayments.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996


     Revenues increased $4.1 million, or 34.0%, to $16.3 million in 1997 from $12.2 million in 1996. Of this increase, $2.5 million was attributable to the 1997 Acquisitions, and $366,000 related to two schools acquired in 1996 which were included in 1997 for the entire year as compared to seven months in 1996. The balance of $1.2 million related primarily to an increase in enrollment and, to a lesser extent, tuition increases at schools which were in operation at the beginning of each year.



     Cost of services increased $3.2 million, or 36.4%, to $12.2 million in 1997 from $9.0 million in 1996. Of this increase, $2.3 million related to the 1997 Acquisitions, and $268,000 related to the two schools acquired in 1996 which were included in 1997 for the entire year, as compared to seven months for 1996. The balance of $632,000 related primarily to increases in variable costs associated with additional enrollments at schools which were in operation at the beginning of the year. Cost of services as a percentage of revenues increased to 75.0% in 1997 from 73.7% in 1996. This increase was attributable to the higher cost of services associated with the integration and initial operation of the 1997 Acquisitions during 1997, which was partially offset by lower cost of services associated with schools in operation at the beginning of each year. Salaries and benefits for 1997 were 50.5% of revenues compared to 51.1% of revenues in 1996 reflecting increased utilization. Rent expense for 1997 was 5.0% of revenues compared to 4.5% of revenues in 1996 due to the higher rental expense related to the 1997 Acquisitions.


     Selling, general and administrative expenses increased $272,000, or 44.2%, to $888,000 in 1997 from $616,000 in 1996. This increase primarily related to the employment of additional personnel in the corporate office, including two district managers and a vice president of operations. As a result, selling, general and administrative expenses as a percentage of revenues increased to 5.4% in 1997 from 5.1% in 1996.

     Depreciation and amortization expense increased $170,000, or 24.7%, to $854,000 in 1997 from $684,000 in 1996. This increase related primarily to the depreciation on capital expenditures of $927,000 in 1997 and incremental depreciation and amortization of goodwill related to the 1997 Acquisitions. Depreciation and amortization expense as a percentage of revenues decreased to 5.3% in 1997 from 5.6% in 1996.

     Income from operations increased $438,000, or 23.0%, to $2.3 million in 1997 from $1.9 million in 1996. Income from operations as a percentage of revenues decreased to 14.3% in 1997 from 15.6% in 1996 as a result of the factors discussed above.

     Interest expense, net, decreased $87,000, or 31.4%, to $190,000 in 1997 from $277,000 in 1996. This decrease was primarily due to a decline in the average outstanding debt and an increase in interest income.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995


     Revenues increased $3.0 million, or 32.3%, to $12.2 million in 1996 from $9.2 million in 1995. Of this increase, $300,000 related to the two schools acquired in 1996, and $1.3 million related to the seven schools acquired in 1995 which were included in 1996 for the entire year as compared to six months in 1995. The majority of the balance of $1.4 million related to an increase in enrollment at schools which were in operation at the beginning of each year and the balance is related to price increases.



     Cost of services increased $2.2 million, or 32.8%, to $9.0 million in 1996 from $6.8 million in 1995. Of this amount, $240,000 related to the two schools acquired in 1996, and $1.0 million related to the seven schools acquired in 1995 which were included in 1997 for the entire year as compared to six months in 1995. The balance of the increase of $960,000 related primarily to increases in variable costs associated with additional enrollments including additional payroll expense, food, supplies and transportation costs. Cost of services as a percentage of revenues increased to 73.7% in 1996 from 73.4% in 1995. Salaries and benefits for 1996 were 51.1% of revenues compared to 47.1% in 1995. This increase primarily reflected the relatively higher salaries and benefits associated with increased participation in the Georgia Pre-K Program in 1996. Rent expense for 1996 was 4.5% of revenues compared to 3.1% of revenues in 1995 reflecting the full year impact of the rental expense related to the seven schools acquired in June 1995.

     Selling, general and administrative expenses increased $120,000, or 24.2%, to $616,000 in 1996 from $496,000 in 1995. This increase related primarily to increased salaries and accounting costs. Selling, general and administrative expenses as a percentage of revenues decreased to 5.1% in 1996 from 5.4% in 1995.

     Depreciation and amortization expense increased $184,000, or 36.7%, to $684,000 in 1996 from $501,000 in 1995. This increase related primarily to the depreciation of assets and amortization of goodwill of the seven schools acquired in June 1995. Depreciation and amortization expense as a percentage of revenues increased to 5.6% in 1996 from 5.4% in 1995.

     Income from operations increased $451,000, or 31.1%, to $1.9 million in 1996 from $1.5 million in 1995. Income from operations as a percentage of revenues decreased to 15.6% in 1996 from 15.8% in 1995 as a result of the factors discussed above.

     Interest expense, net, decreased by $34,000, or 10.9%, to $277,000 in 1996 from $311,000 in 1995. The decrease is primarily related to a decline in average outstanding debt.

QUARTERLY RESULTS AND SEASONALITY


     The following table sets forth certain unaudited quarterly results of operations of the Company for the ten quarters ended June 26, 1998. The data has been prepared on the same basis as the audited financial statements contained elsewhere herein and includes all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of this information for the periods presented, when read in conjunction with the Company's financial statements and notes thereto contained elsewhere herein. The operating results for any previous quarter are not necessarily indicative of results of any future period.



                                                1996                                    1997                          1998
                                -------------------------------------   -------------------------------------   -----------------
                                1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR
                                -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................  $3,211    $3,103    $2,698    $3,172    $3,480    $3,648    $3,397    $5,806    $6,421    $7,153
Cost of services..............   2,367     2,272     2,040     2,302     2,488     2,550     2,453     4,758     4,865     5,310
Selling, general and
  administrative expenses.....     160       146       134       176       182       179       201       326       312       290
Depreciation and amortization
  expense.....................     134       170       166       215       183       183       188       300       293       329
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Income from operations........     550       515       358       479       627       736       555       422       951     1,224
Interest expense, net.........      84        71        66        56        49        38        27        76        91       122
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Income before income taxes....     466       444       292       423       578       698       528       346       860     1,102
Pro forma provision for income
  taxes.......................     177       169       111       161       220       265       200       132       327       419
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Pro forma net income..........  $  289    $  275    $  181    $  262    $  358    $  433    $  328    $  214    $  533    $  683
                                ======    ======    ======    ======    ======    ======    ======    ======    ======    ======
Pro forma net income per basic
  and diluted share...........  $ 0.06    $ 0.06    $ 0.04    $ 0.05    $ 0.07    $ 0.09    $ 0.07    $ 0.04    $ 0.11    $ 0.14
                                ======    ======    ======    ======    ======    ======    ======    ======    ======    ======


     The Company's business is subject to seasonal and quarterly fluctuations. The Company's experience has been that the demand for child care decreases during the summer months. During this season, families are often on vacation or have alternative child care arrangements. In addition, children who will begin elementary school in the fall often leave the Company's programs over the summer. Demand for the Company's services generally increases in September upon the beginning of the new school year and remains relatively stable throughout the rest of the year. The decline in summer enrollment generally results in lower revenue in the third quarter of the Company's fiscal year. During the summer, to address such decline, the Company reduces staffing levels and offers summer programs to retain and attract new students. The Company's results of operations may also fluctuate from quarter to quarter as a result of, among other things, the performance of existing schools, the number and timing of acquisitions, the length of time required to improve the operating results of acquired schools, competitive factors and general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary cash requirements are the ongoing operations of its existing schools and the addition of new schools through acquisitions. The Company's primary source of liquidity has been cash flow from operations, borrowings under its bank credit agreements and seller financing related to acquisitions.


     Cash flow from operations of $1.4 million for the period January 1, 1998 through June 26, 1998 included net income of $2.0 million and noncash charges of $562,000 less changes in operating assets and liabilities of $1.1 million. The increase in operating assets (principally accounts receivable and prepaid expenses) was attributable to an increased level of operations and prepaid rent related to the 1997 Acquisitions. The decrease in accounts payable is the result of accelerating payments to vendors. Cash flow from operations and $1.4 million of borrowings under the Company's bank credit agreement were used to purchase four schools for $240,000, purchase property and equipment of $1.0 million and pay dividends of $954,000. This resulted in an increase of cash of $587,000. Shortly after June 26, 1998, the Company repaid $570,000 under its bank credit agreement.



     Cash flow from operations of $3.0 million for 1997 includes net income of $2.2 million, noncash charges of $711,000 plus changes in operating assets and liabilities of $151,000. The increase in operating assets and liabilities was attributable to the Company's expanded operations. Cash flow from operations of $1.7 million was used to purchase property and equipment of $927,000 and pay dividends of $813,000. Cash flow from operations of $1.3 million, seller financing of $1.7 million and borrowings under its bank credit agreement provided funds for the Company's acquisitions aggregating $3.5 million in 1997.



     On June 19, 1998, the Company entered into an amended and restated credit agreement with its bank which provides for aggregate borrowings of $15 million. The new bank credit agreement consists of a line of credit of $2 million which matures in two years and a revolving line of credit of $13 million which matures in five years. Interest will accrue at the bank's prime interest rate, LIBOR plus a margin of 1.75% to 2.375%, or the secondary C/D rate plus 1.75% to 2.375% at the option of the Company. The credit agreement contains restrictive provisions which, among other things, require the Company to maintain a minimum net worth, certain financial ratios and certain insurance coverage limits. The credit agreement is secured by substantially all of the existing and hereafter acquired assets of the Company. At June 19, 1998, retained earnings available for the payment of dividends was approximately $615,000.


     The Company's capital expenditure budget for 1998 totals approximately $1.2 million and will be used primarily for the purchase of vehicles and furniture and fixtures for its schools.


     In connection with the Offering, the Company will terminate its S corporation status and will pay a dividend to its shareholders to be used for payment of taxes on 1998 S corporation earnings. It is estimated that this dividend will be $200,000 and will be funded from additional borrowings under the Company's bank credit agreement. In addition, as a result of the termination of its S corporation status, the Company will record a charge of $100,000 to income for temporary differences related to the tax and book bases of its assets.



     The Company intends to use a portion of the proceeds from the Offering to repay indebtedness under the Company's bank credit agreement and certain acquisition indebtedness. At June 26, 1998, $1,517,200 under the line of credit was outstanding, and $4,166,700 under the revolving line of credit was outstanding. Borrowings under the bank credit agreement bear interest at the bank's prime rate, LIBOR plus 1.75% to 2.375% or the secondary C/D rate plus 1.75% to 2.375%. Such debt had an interest rate of approximately 7.6% as of June 26, 1998. Acquisition indebtedness was $833,333 at June 26, 1998 and bears interest at 8.5%. The Company intends to defease this indebtedness by payment of the principal amount plus the present value of future interest. The Company currently has no specific plan for the remaining estimated net offering proceeds of approximately $13.3 million.


     The Company believes that the net proceeds from the Offering, together with cash flow from operations and availability under the Company's bank credit agreement, will be adequate to meet planned operating and capital needs and enable the Company to achieve its growth program for at least the next 18 months.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations. There can be no assurance, however, that the Company's business will not be materially affected by inflation in the future.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Proper functioning of computer systems requires that these date code fields accept four-digit entries to distinguish twenty-first century dates from twentieth century dates. Consequently, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. While the Company believes its computer systems are designed to be Year 2000 compliant, there can be no assurance that such systems contain all necessary upgrades and modifications. There can be no assurance that third parties, including governmental agencies that provide funding to the Company, will adequately address the Year 2000 problem in such a way as to cause no disruption to the Company's business.

                                    BUSINESS

GENERAL


     The Company provides affordable, high quality developmental education and child care to families through 67 private schools, located predominantly in smaller and mid-sized cities ranging in population from 60,000 to 400,000 in the southeastern United States. The Company's schools provide age-appropriate training and care to infants, toddlers and children aged six weeks to 12 years through a combination of contemporary curricula, computer programs, field trips, and parent/student activities, designed to promote both the student's academic and social development. The Company's schools are principally free-standing sites in suburban communities and generally operate five days a week throughout the year. A majority of the schools are operated under the "Childcare Network" name although 14 recently acquired schools operate under the "Young World" name. As of June 26, 1998, the Company's 67 schools had an aggregate licensed capacity of approximately 8,400 and served over 7,000 children in seven states.


INDUSTRY OVERVIEW


     The Company believes that the market for child care services is growing rapidly and that demand for high quality child care will continue to increase as a result of the following factors: a growing number of young children; an increasing percentage of mothers in the workforce; a shift toward the more structured and education-based environment of center-based child care; and the effects of federal and state policy initiatives which make child care accessible to a larger number of families. Further, events such as The White House Conference on Early Learning and Brain Development, as well as increasing evidence that a high quality preschool experience promotes later achievement and social adjustment, have highlighted the importance of early childhood education for the development of children.


     Over the last two decades, there has been a dramatic increase in participation by women in the workforce, which is likely to continue. Families are increasingly dependent upon two incomes to maintain a middle-class standard of living, and nationwide welfare reform continues to encourage mothers to enter the workforce. Approximately 62.0% of women with children under age six were in the labor force in 1997, compared to only 39.0% in 1975. Further, almost 88.0% of children whose mothers work full-time and 75.0% of mothers who work part-time regularly receive care and education from a nonparent caregiver. In addition to an increase in working mothers, there has also been an increase in the number of children being born. The United States Census Bureau reports that the number of births in the United States during the 1990s represented the highest levels since the "baby boom" of the early 1960s and projects that births will continue at these levels through 2005. Moreover, an increasing number of working women of child-bearing age, coupled with over half of new mothers returning to work within one year of their babies' births, will contribute to the growing demand for child care and education.

     According to the National Center for Education Statistics, the percentage of children participating in child care programs has increased to a level such that most children now receive some form of nonparental care and education prior to starting the first grade. In addition, such child care and education is increasingly being provided by nonrelatives in a formal group setting. The 1995 National Household Education Survey indicated that participation rates in both relative and nonrelative home-based arrangements are significantly lower than participation rates in center-based programs. In 1995, 31.0% of children under six years of age participated in center-based care, versus only 6.0% in 1965. Among three- and four-year olds, the percentage enrolled in nursery schools has increased from approximately 11.0% to 48.0% over the last three decades. Of the approximately 23.3 million children under age six in the United States, an estimated 13.0 million preschoolers, including six million infants and toddlers, are in child care each day.

     In January 1998, President Clinton proposed a child care initiative which would also benefit the child care industry by assisting families in paying for child care. The President's proposal, which introduced $21.7 billion in spending and tax incentives over the next five years, would represent the largest single investment in child care in the nation's history. In addition, a number of state agencies and legislative bodies are seeking to implement programs designed to promote accessibility to child care, making government-assisted child care available to a larger number of families in these states.

     The child care industry is highly fragmented. There are more than 96,000 licensed centers in the United States, and the Company estimates that approximately 25,000 of such centers are located in the southeast. Within the United States, for-profit chains, including national and regional chains and operators of four or more centers, represent only 7.0% of total market share. Substantially all of the industry's licensed centers are owned or operated individually or by small providers, many of which lack the financial, technological and managerial resources to operate their centers profitably in an increasingly regulated and competitive environment. As a result, the Company believes that the number of providers seeking to exit the industry is likely to grow, leading to an increase in the number of potential centers available to the Company for acquisition.

BUSINESS STRATEGY


     The Company's goal is to be the leading provider of affordable, high quality developmental education and child care services in each of the markets in which it operates. The Company believes that child care providers compete based on accessibility, price and quality and breadth of services. The Company believes its focus on directly serving a large number of families rather than a smaller number of corporate clients, coupled with its emphasis on the efficient operation of its schools, has allowed it to achieve an operating margin which exceeds those of other child care providers for which public data is available. The key elements of the Company's business strategy, which the Company believes positions it for continued growth, are:


     - High Quality Services at Competitive Prices.   The Company's schools are
       focused on providing affordable and convenient services through programs which emphasize the child's development rather than mere supervision. The Company attempts to price its services competitively relative to other providers in each of the markets it serves. Central to the Company's services are innovative and age-appropriate curricula. In order to promote parents' understanding and appreciation of the Company's child development programs, teachers and staff seek to actively partner with parents through meetings, newsletters and written progress reports. In addition, for the convenience of working parents, the Company provides transportation to and from area elementary schools.

     - Focus on Families. The Company believes it realizes benefits in pricing, brand awareness, operating autonomy and flexibility to attract customers from many sources by directly serving a large number of families rather than focusing on a smaller number of corporate clients. The Company's schools are principally free-standing sites in suburban communities located in proximity to residences, elementary schools and major transportation arteries. As such, the Company's schools are well positioned to conveniently provide services to parents and children in these areas.

     - Enhanced Utilization and Efficient Staff-to-Child Ratios. The Company configures its schools to maximize licensed capacity while preserving an attractive and inviting environment for students. The Company believes that offering affordable, high quality developmental education and child care at convenient locations leads to increased enrollment, thus enabling the Company to enhance its capacity utilization. In addition, the Company monitors staff-to-child ratios to ensure that schools are efficiently staffed in accordance with regulatory guidelines, and that changes in staff requirements due to shifts in enrollment levels are addressed in a timely manner. By clustering schools and maintaining a balance of full-time and part-time personnel, the Company is able to manage staff deployment between schools more efficiently, thereby minimizing overall payroll expenses.

     - Decentralized School Operations. Each of the Company's schools is managed by a director who is responsible for its operation and profitability. Administrative functions performed by a director include marketing, tuition and accounts receivable collection, regulatory compliance, recruiting, purchasing, parent relations and corporate reporting. Each director prepares profit and loss information for weekly review by management and is incentivized through quarterly and annual bonuses to maximize school-level profitability while maintaining the Company's standards of quality. In addition, a team of four district managers provides training and guidance to directors and makes regular visits to the schools to monitor and, as necessary, assist with operations. The Company believes that the decentralization of school operations, together with support from district managers and senior management, leads to a sense of entrepreneurship in each director and a spirit of teamwork throughout the Company. In addition, decentralization enables each school to respond to the cultural, economic and regulatory differences which exist in its respective market.

     - Participation in Government Assistance Programs. The Company derives several benefits from its active participation in federal and state programs which provide funding for child care assistance. While most of these programs provide funding designed only to cover the cost of the Company's services, certain of these programs provide reimbursement to the Company of an allocable portion of its overhead or permit the Company to increase the utilization of its facilities. Further, the Company believes that participation in such programs enhances recognition of the Company.

     - Expansion Through Acquisitions. The Company seeks to acquire child care centers that present it with opportunities to increase utilization and improve profitability through implementation of enhanced operating and financial controls. Acquiring existing child care centers allows the Company access to an established customer base and an experienced staff with acceptance in the local community. In addition, by avoiding the cost and time associated with constructing new facilities, the Company is able to expand more rapidly and realize a return on its investment more quickly.

GROWTH STRATEGY

     The Company's significant growth over the past five years has occurred primarily from the acquisition of child care centers and the improved operation of such centers following acquisition. In March 1993, the Company acquired 20 centers, expanding its operations in Georgia and extending its operations into Alabama and South Carolina. During 1995 and 1996, the Company acquired nine centers, which added schools in Georgia and extended its operations into Tennessee. Between 1993 and 1997, the Company invested in management and infrastructure to support its expanded operations and future expansion. In 1997, the Company accelerated its expansion, nearly doubling its school base from 34 schools to 63 schools. The acquisition of two regional chains by the Company added 29 schools located in Alabama, Florida, Georgia, North Carolina, South Carolina and Virginia in September 1997. In March 1998, the Company acquired four additional centers in South Carolina.

     The Company anticipates that future growth will come from acquiring individual centers in existing markets and acquiring groups of centers in existing and new markets. The Company generally seeks either to acquire child care centers in areas close to the Company's existing schools and district managers or to acquire a provider which has a sufficient number of schools to justify the employment of an additional district manager. The Company targets facilities in cities with populations of 60,000 to 400,000 in the southeastern United States. Within this target market, the Company believes that there are numerous centers which could provide attractive locations for its schools, thus enabling the Company to continue to acquire facilities on terms which compare favorably to the costs and risks of establishing new facilities.

     The Company's management actively pursues acquisition opportunities. In evaluating an acquisition candidate, the Company considers, among other things, location, the local regulatory environment, demographic trends, competition, existing community image and adequacy of the facility. In addition, the Company analyzes the financial aspects of an acquisition with respect to pricing policies, cost control, utilization and profitability in order to identify areas for immediate and long-term improvement. The Company has generally structured its acquisitions of child care centers as asset purchases and has relied principally on bank borrowings to fund acquisitions. In most cases, the Company does not purchase the land or buildings of the schools acquired but, where possible, seeks to lease the acquired facilities on a long-term basis through the exercise of renewal options.

     Acquiring existing child care centers allows the Company access to an established customer base and an experienced staff with acceptance in the local community. In addition, by avoiding the cost and time associated with constructing new facilities, the Company is able to expand more rapidly and realize a return on its investment more quickly.

     Subsequent to their acquisition, centers are quickly converted to the Company's management information and control system through a mentor program with existing directors and district managers, supplemented by detailed, transitional training and orientation meetings related to the Company's operating procedures. The Company also introduces its high quality, age-appropriate curricula at such centers.

OPERATIONS

  Overview

     The Company's schools are principally free-standing sites in suburban communities, located in proximity to residences, elementary schools and major transportation arteries. In addition, the Company presently operates two worksite-based schools for corporations and partners with other companies through referral programs which offer employers the opportunity to provide a reduced cost program to their employees through volume discounts and cafeteria plans.

     The Company provides age-appropriate training and care to infants, toddlers and children aged six weeks to 12 years through a combination of contemporary curricula, computer programs, field trips and parent/student activities designed to promote both the student's academic and social development. The Company's programs range from after school educational and entertainment activities to a full-time, five-day plan. Breakfast, two snacks and a hot lunch are served daily to children who are one year of age and over for no additional charge. Menus are prepared to comply with nutritional guidelines and are posted weekly. To accommodate working parents, the schools are generally open from 6:30 a.m. to 6:30 p.m. Additionally, the Company provides transportation to and from elementary schools for students aged five through 12.


     Tuition for programs varies depending upon location of the school, the age of the child and the funding source and is proportionally higher for children attending part-time. Tuition is generally collected on a weekly basis in advance. In addition to tuition, an annual registration fee is typically charged for each child.


     To promote flexibility in responding to cultural, regulatory and economic differences in the markets which the Company serves, the Company maintains decentralized management for the day-to-day operations of the schools. However, the Company centrally develops new programs and negotiates certain supply contracts for its schools. The Company also employs central cash management to permit optimal use of its financial resources. In addition, the Company uses a customized management information system to monitor the financial and operating activities of each school in order to more effectively deploy its resources in a given region.

  School Operations

     Typical school employees include a director, an assistant director and full-time and part-time teaching, caregiving and other staff. Each of the Company's schools is managed by a director who is responsible for its operation and profitability. Administrative functions performed by a director include marketing, tuition and accounts receivable collection, regulatory compliance, recruiting, purchasing, parent relations and corporate reporting. Each director prepares profit and loss information for weekly review by management and is incentivized through quarterly and annual bonuses to maximize school-level profitability while maintaining the Company's standards of quality. Directors are trained and supervised by district managers, who generally supervise between 12 and 20 schools in geographical areas sufficiently compact to permit the district managers to visit the schools under their supervision frequently. There are currently four district managers who report to the Company's Vice President of Operations. As part of an ongoing review process, district managers or the Vice President of Operations, on an alternating basis, visit each school every 60 days to prepare a formal assessment of the school's compliance with the Company's quality standards.

     Each state in which the Company's schools are located has regulations and/or guidelines establishing minimum staff-to-child ratios based upon the age group of the children under supervision. Generally, the number of staff that the Company is required to employ varies by state from (i) one staff member for each five to six infants under the age of 13 months, (ii) one staff member for each four to six children between the ages of 13 and 36 months, (iii) one staff member for each eight to twenty children three to five years of age and (iv) one staff member for each 20 to 25 children over five years of age.

  Training

     The Company considers staff training to be an essential component of its child development and care programs and a significant contributor to the quality of the Company's services. In addition to training all new staff members to implement the Company's curricula and administrative procedures, the Company offers employees the opportunity to participate in Company-sponsored college programs and industry seminars. Further, experienced directors are assigned as mentors to directors of newly acquired schools.

  Facilities


     The Company's schools contain classrooms, recreational areas, kitchens and bathroom facilities. The schools are configured to accommodate the grouping of children by age. All schools have outdoor playgrounds, often with separate areas for toddlers. Each school is equipped with a variety of audio and visual aids, educational supplies, games, toys, and indoor and outdoor play equipment. In addition, the schools are equipped with personal computers which feature age-appropriate interactive software. All schools are equipped with Company-owned or leased vehicles for the transportation of children to and from area elementary schools and for field trips. The Company's schools are located in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia. Licensed capacity of the Company's individual schools ranges from 48 to 255 students.


  Worksite-Based Schools

     The Company operates two worksite-based schools for corporate sponsors. These schools provide services exclusively or on a priority basis for the benefit of the employees of the corporate sponsor. Each of these schools is managed by the Company pursuant to an operating agreement which specifies the services provided, hours of operation and rates payable by the sponsor's employees. While the Company is responsible for certain maintenance and repairs, the corporate sponsor pays for capital maintenance projects and heating and cooling systems.

  Management Information Systems

     The Company has implemented a management information and control system which, management believes, has been an important factor in the Company's ability to achieve superior operating margins and efficiently integrate newly acquired schools. As part of this system, the Company has installed in each of its schools a personal computer with customized software which enables each school director to prepare and submit directly to the corporate office automated weekly reports containing financial and operational data, including labor costs and utilization information, enrollment and tuition data by age groups, prepaid tuition and accounts receivable data and cash receipts. This information is compiled in the corporate office and compared to weekly, month-to-date, and year-to-date budget data. Detailed operating reports which are e-mailed to the district managers by midweek provide the basis for weekly telephonic meetings between senior management and district managers. The management information system also enables central monitoring of staff-to-child ratios to plan efficient staffing in response to shifts in enrollment levels in order to control overall payroll expenses.

DEVELOPMENTAL CURRICULA AND PROGRAMS

     A critical element of the Company's business strategy is the delivery of innovative, age-appropriate programs which emphasize a child's academic and social development rather than mere supervision. The Company believes that parents desire a sound educational foundation for their children and considers this a factor which differentiates the Company from traditional child care providers. The school staff actively seeks a partnership role with parents in the child's development. Parent meetings, newsletters and frequent progress reports are used to enhance parents' awareness of and involvement in school activities. In addition, the

Company engaged consultants in Columbus, Georgia to conduct focus group interviews with parents and intends to engage consultants for such purposes from time to time in the future.

     Substantially all of the Company's schools currently utilize A-BEKA(R) curricula, which provide teaching guidelines tailored to the educational needs of students at each of the ages two, three and four years. In August 1998, the Company will convert all of its schools to the nationally recognized HighReach(R) Learning curricula. HighReach Learning is designed to promote the development of school readiness skills, instill a love of learning and promote parental involvement through age-appropriate teaching materials. In addition, the HighReach Learning program features an active learning component for infants as well as standardized lesson plans, which are designed to build upon one another, for children aged two through four years.

     The organization and characteristics of the Company's classrooms vary according to age group and are designed to stimulate learning. Although students are grouped in classrooms primarily according to age, special consideration is given to students who demonstrate unique emotional, physical or intellectual needs. A description of typical classrooms by age group follows:

  Infants (Six weeks to 18 months)

          Within the infant classroom, emphasis is placed on the child's physical needs, such as feeding and diapering, as well as interpersonal interaction. The school uses several techniques, including the display of family pictures in the child's crib, to emulate the child's home environment. Caregivers provide mats in the classroom to encourage crawling, standing and the development of gross motor skills. In addition, mirrors are placed at floor level to encourage children to pull themselves up at the sight of their reflections. Music is played in the classroom to provide additional stimulation for the infants. Staff members prepare daily summaries of the child's activities to inform parents.

  Toddlers (18 months to two years)

          This classroom emphasizes fine motor as well as gross motor skills development. Children are encouraged to stand and walk, and finger play and other exercises are used to encourage grasping, pushing and pulling. Children are stimulated through play activities to develop communication skills and initiate speech. Cognitive skills are enhanced through flash cards, picture books and music. Repetition becomes an important means of reinforcing the child's learning. Staff members prepare frequent progress reports to inform parents.

  Two to three years

          The two to three year classroom encourages use of gross and fine motor skills in tandem through activities such as standing and picking up small objects. Manipulative toys are used to promote eye-hand coordination. Outdoor games are introduced to enable the child to master gross motor coordination. The classroom emphasizes daily routines and social interaction through family style meals and other small group activities. A variety of flash cards, picture books, songs and skits are used to promote recognition of colors, shapes and numbers. Children listen to stories to build listening skills and foster imagination and are often asked to repeat the stories to develop memory recognition. To facilitate parental involvement, staff members provide weekly progress reports.

  Three to four years

          For students three to four years old, more emphasis is placed on academic readiness skills than in the earlier years. Children learn to recognize an expanded range of shapes and begin counting. In addition, techniques are used to enhance the child's ability to associate groups of letters with spoken words, and children are encouraged to tell stories through figures and symbols. Staff members stimulate the child's understanding of cause and effect and inquisitiveness through activities that present real-world situations. Age-appropriate, interactive computer programs are introduced for the first time. Support and involvement of parents are developed through weekly progress reports.

  Preschoolers (Four to five years)

          The preschooler classroom features a writing area to support the child's increasing ability to understand written letters and to foster an interest in writing. In addition, phonics are emphasized. Sand and water tables, art centers and manipulative toys are made available without teacher permission to promote hands-on exploration as well as foster the child's sense of responsibility. In addition, allowing children to choose their own play activities promotes social interaction. The school also organizes indoor and outdoor group activities designed to teach children to take turns, share and follow instructions and arranges field trips. Support and involvement of parents are developed through weekly progress reports.

  After schoolers (Six to twelve years)

          Elementary school students six to twelve years of age participate in an after school program which is centered around fun activities but also provides tutoring. Areas within the classroom provide computers, construction play, art, imaginative play, reading, board games, and electronic games, and a quiet area staffed with a tutor is made available. For the convenience of working parents, transportation is provided to and from elementary schools, and during school vacation periods full day activities, including arts and crafts, field trips and athletic events, are scheduled.

MARKETING

     The director of each school has primary responsibility for marketing and promoting the school. The Company's principal source of new enrollees is recommendations from customers in the communities in which it operates. The Company also markets its services through display advertisements and listings in the Yellow Pages, newspaper advertisements and distribution of fliers at schools and community functions. In addition, the Company markets its services to employer-sponsored schools on a direct contact basis.

     The Company believes that it can best increase initial and continued enrollment in its schools by encouraging parents to visit the schools. Through the maintenance of an attractive and inviting environment for students and emphasis of its high quality curricula and programs, the Company is able to provide parents with meaningful reasons to choose its schools over other alternatives. Once a child is enrolled, the director encourages parental involvement through monthly newsletters and reports to parents as well as parent-teacher conferences and parental visits to the school. Schools use promotional events, such as "grandparents' day," holiday activities, graduation and open houses in support of the Company's effort to maintain enrollments. The Company evaluates other opportunities to increase community awareness of its schools and may employ additional marketing strategies in the future, particularly in connection with acquisitions.

COMPETITION

     Competition for attracting and maintaining student enrollment among child care facilities is significant. In most of the geographic areas in which the Company operates, the Company competes with centers owned by larger, national chains, work-site based child care centers, centers affiliated with churches and nonprofit organizations, individually owned proprietary child care centers, licensed child care homes and in-home individual child care providers. According to Child Care Information Exchange, an industry publication, the Company is the 14th largest for-profit provider of child care services in the United States measured in terms of licensed capacity.

     Competition within the child care industry is based largely upon the accessibility, price and quality and breadth of services. The Company believes that it competes effectively in its markets by maintaining conveniently located facilities in a clean, healthy, safe and well-equipped manner, affordably pricing its services and providing high quality curricula and recreational programs as well as other services.

INSURANCE

     The Company maintains comprehensive general liability insurance, which provides coverage for both bodily injury and property damage claims up to a total of $2 million. The Company maintains a primary liability policy with a limit of $2 million and an excess umbrella liability policy which provides coverage for an additional $25 million. The Company believes such insurance coverage is adequate.

     As is true for all providers of child care services, the Company may become subject to claims regarding child abuse. The Company has implemented protective measures in its facility and classroom design to minimize the occurrence of such incidents and provides a proactive training program to employees. In addition, the Company has procured limited coverage for child physical and sexual abuse claims, subject to a $500,000 annual aggregate limitation.

GOVERNMENT REGULATION

     The Company's facilities are subject to regulation by the states in which they operate. In addition, the Company is subject to federal and state regulation of certain programs in which it participates. In addition, the Company's business is impacted by certain tax and other laws.


     Regulation of Child Care Centers. Child care centers are subject to numerous state and local regulations and licensing requirements. Although these regulations vary by jurisdiction and are revised periodically, government agencies typically regulate and review, among other things, the fitness and adequacy of buildings and equipment, licensed capacity, the ratio of staff to enrolled children, the dietary program, the daily curriculum, staff training, the adequacy and operation of vehicles used for the transportation of children, transportation plans and compliance with health and safety standards. In most jurisdictions, these agencies conduct both scheduled and unscheduled inspections of the centers and licenses must be renewed periodically. In a few jurisdictions in which the Company operates centers, legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. The Company's centers are also subject to various state and local building codes and other ordinances, including safety codes.



     The Company has obtained a license to operate each of its centers as a child care or day care facility. Licenses for certain of the Company's centers are in the process of renewal or, in the case of recent acquisitions, have been issued on a temporary basis pending final licensing. There is no assurance that final licenses will be obtained for such schools. In the ordinary course of the license renewal and inspection process, the Company's centers receive notices from licensing agencies of deficiencies or corrective action to comply with various regulatory requirements. The Company reviews such notices and takes appropriate corrective action. Repeated failures by a child care center to comply with applicable regulations can subject it to state imposed sanctions, which might include fines, corrective orders, probation, or, in more serious cases, suspension or revocation of the center's license to operate. Any failure by the Company to comply with applicable requirements could have a material adverse effect on the Company's business, financial condition or results of operations. The Company has never experienced a license revocation and believes it is in substantial compliance with all material regulations applicable to its business.


     Regulation of Programs. The Company participates in certain federal and state funded child care and food service programs. A substantial portion of the Company's net revenues are derived from such programs.


     The Company participates, as a sponsoring organization for certain of its centers in Alabama, Georgia and North Carolina, in the Child and Adult Care Food Program (the "Food Program"), a food service program sponsored by the United States Department of Agriculture (the "USDA") and administered through state agencies. The Food Program reimburses participating nonresidential child care centers on a monthly basis for providing nutritious meals to children. Participating centers provide meals to children on a free, reduced price or paid meal basis according to pricing programs adopted by the centers and regulated by the state agency. The amount of reimbursement paid to a center is determined according to payment rates established by federal law, and is based on the types of meals served and the number of enrolled children who meet the eligibility requirements for the free, reduced price or paid meal categories. Receipt of funds from the Food Program has no impact on the tuition charged by participating centers. Revenues from the Food Program represented slightly over 4.0% of the Company's total annual revenue in each of the three years ended December 31, 1997. The number of Company centers participating in the Food Program in the states of Georgia, Alabama and North Carolina were (i) 16, one and zero, respectively, for the year ended

December 31, 1995; (ii) 17, one and zero, respectively, for the year ended December 31, 1996; and (iii) 19, one and ten, respectively, for the year ended December 31, 1997 and the six month period ended June 26, 1998. The Company has applied for participation in the Food Program for certain of its centers located in South Carolina and Virginia.


     In order to participate in the Food Program, a proprietary child care center such as those operated by the Company must, among other things, meet applicable state licensure requirements, verify that it provides nonresidential day care services for which it receives compensation under Title XX of the Social Security Act (the federal law providing block grants to states for social services programs) and verify that not less than 25.0% of the children enrolled in the child care center or 25.0% of the center's licensed capacity, whichever is less, were beneficiaries under Title XX of the Social Security Act during the most recent calendar month. The Company participates in the Food Program through agreements with the appropriate state agencies. Agreements for the Food Program are renewed on a periodic basis, and there is no assurance that the Company will be awarded agreements in the future. The agreements contain provisions that, among other things, require the Company to ensure that meals served meet Food Program meal pattern requirements, comply with requirements related to record keeping and financial management of the Food Program, provide adequate supervisory and operational personnel, and not claim reimbursement for a center in any month in which less than 25.0% of the center's enrolled children or 25.0% of licensed capacity, whichever is less, are Title XX beneficiaries. Certain of the Company's centers currently do not have enough eligible enrolled children to participate in the Food Program.


     Centers participating in the Food Program are subject to periodic federal and state compliance reviews and audits. Any participating center or sponsoring organization determined to be "seriously deficient" in the operation of the Food Program at its center may not participate in the Food Program unless the state agency and the USDA determine that necessary action has been taken to correct the deficiency and prevent its recurrence. None of the Company's centers has been subject to such a determination.



     The Company also participates in certain child care assistance programs funded through federal block grants to states for aid and services to low-income families (the "Assistance Programs"). The Assistance Programs are administered by state and local agencies, and are designed to provide child care assistance to eligible, economically disadvantaged parents who work or participate in schooling or work training programs. Eligible participants are approved by the administering state or local agency, and are entitled to select the child care center that their child will attend. The amount of the subsidy provided by the Assistance Programs typically is determined by the administering agency as a percentage of the market rate for child care in a given area and often is less than the Company's normal fee. The child care center typically bills the portion (determined by the agency) of such fee directly to the participant, and submits a claim for the remainder to the administering agency on a monthly basis for reimbursement under the Assistance Programs. Revenues from the Assistance Programs represented approximately 19.9%, 21.5% and 28.6% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively.



     The Company has a contract with the Office of School Readiness of the State of Georgia, which requires the Company to coordinate and provide services and programs for four-year-old children and their families served under the state's prekindergarten program, which is fully funded from the proceeds of the state lottery (the "Georgia Pre-K Program"). The Georgia Pre-K program contains provisions which, among other things, require specific qualifications of lead teachers, maintenance of student/teacher ratios, use of an approved curriculum, certain minimum amounts of expenditures on children's supplies and the return of unutilized funds at the end of each contract year. All but one of the Company's centers in Georgia participate in the Georgia Pre-K Program. The Company received $3.9 million under the Georgia Pre-K Program for the 1997-1998 school year. The Company has executed a contract with the Office of School Readiness for the 1998-1999 school year providing for funding in the amount of up to $4.1 million. Revenues from the Georgia Pre-K Program represented approximately 19.8%, 31.6% and 24.0% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Contracts for the Georgia Pre-K Program are renewed on an annual basis, and there is no assurance that the Company will receive renewal contracts in the future, or that the Georgia Pre-K Program will not be changed or eliminated at some point in the future. In addition, due to funding limitations, the Company does not expect that it will be able to obtain funding for additional Georgia Pre-K Programs in its existing centers or centers acquired in the future.



     The failure of the Company to continue to qualify for participation in such programs, the elimination of any of such programs, or changes in the reimbursement policies of such programs as a result of budget cuts by federal or state governments or other legislative or regulatory actions, could have a material adverse effect on the Company's financial position, results of operations and cash flows.


     Regulation of Motor Vehicles. The Company presently operates approximately 150 passenger vans, each with a capacity of 15 passengers, for the transportation of students. Recently, safety concerns over the use of passenger vans by child care providers have caused, or are expected to cause, federal authorities and many state agencies to reevaluate whether children should be transported in passenger vans, as opposed to school buses which meet more stringent safety requirements. One of the means by which both federal authorities and state agencies may seek to increase the safety of children riding in passenger vans, such as those operated by the Company, is to define such vans as "school buses" under their respective regulations. For example, the United States Department of Transportation, through the National Highway Traffic Safety Administration ("NHTSA"), currently defines a "school bus" as a motor vehicle designed to carry more than ten persons that is sold or introduced into interstate commerce for purposes that include carrying students to and from school or related events. Federal Motor Vehicle Safety Standards ("FMVSS") are applied to motor vehicle manufacturers and any persons selling or offering for sale or lease a new motor vehicle. Based upon FMVSS, it is a violation of federal law for any person knowingly to sell or lease a new motor vehicle for use as a school bus that does not comply with all FMVSS applicable to school buses. However, FMVSS regulate the manufacture and sale of new motor vehicles but not the use thereof. FMVSS do not apply to purchasers of motor vehicles, who currently are regulated by state law, if at all. According to the NHTSA, the federal school bus requirements do not apply to the sale of new vehicles to custodial facilities such as child care centers. However, NHTSA looks to the nature of the particular institution to determine whether the rules are applicable to the manufacturer and seller of the vehicles. If the central purpose of the institution is the education of preprimary, primary or secondary school students, whether public or private, new vehicles sold to that institution for their transportation must comply with FMVSS applicable to school buses.

     Each state promulgates its own laws, rules and regulations governing the transportation of children to and from school and determines the applicability of such rules and regulations to child care centers. Some states have adopted NHTSA's definition of a school bus or a variation thereof. While NHTSA deems child care centers to be primarily custodial in nature and not educational, the exact nature of a child care center under state law may be viewed differently. Certain states are now vigorously enforcing their school bus and safety regulations. In addition, one or more states are enforcing such regulations against child care centers. Certain states have enacted or may enact new legislation or have changed their interpretation and enforcement of existing rules and regulations to discourage the use of passenger vans by child care centers in transporting children. In addition, owners of child care centers, including the Company, are providing their students with more educational opportunities, which may lead a state to determine that a particular child care facility is educational in nature. The result is that the application of state rules as to whether child care providers must comply with the school bus laws and regulations is unclear and may be subject to change.

     Although the Company believes that it is in compliance with all applicable state laws, rules and regulations governing transportation of children in motor vehicles in all states in which it operates, a court or administrative agency may determine that child care providers generally, or the Company in particular, are not in compliance with such laws, rules or regulations. Any such determination could result in the imposition of fines or sanctions against the Company, require the Company's drivers to be licensed as "school bus" operator, and/or require the Company to retrofit or replace its passenger vans with vehicles which comply with applicable standards, any of which could have a material adverse effect on the Company's financial condition or results of operations. In addition, while the Company maintains liability insurance concerning the operation of these motor vehicles, the Company could incur a claim resulting from such operation which may have a material adverse effect on its financial condition or results of operation. See "Risk Factors -- Insurance" and "-- Insurance."

     Income Tax Provisions. The United States Internal Revenue Code (the "Code") provides for an income tax credit ranging from 20.0% to 30.0% of certain child care expenses, subject to certain maximum limitations. The tuition paid to the Company for child care services qualifies for the federal tax credit under the Code, provided that various requirements under the Code are met.

     Other. The Company must also comply with the Americans with Disabilities Act ("ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Costs incurred to date by the Company to comply with the ADA have not been significant. A determination that the Company is not in compliance with the ADA, however, could result in the imposition of fines or an award of damages to private litigants and could require significant expenditures by the Company to bring the Company's schools into compliance with the ADA.

EMPLOYEES

     At April 3, 1998, the Company employed over 1,200 persons (including part-time employees). Thirteen of such employees, including four district managers, are employed in administrative capacities and the remainder are employed at the Company's schools. Typical school employees include a director, an assistant director and full-time and part-time teaching, care giving and other staff. All center directors and corporate supervisory personnel are salaried, while all other employees are paid on an hourly basis. The Company does not have an agreement with any labor union and believes that its relations with its employees are good.

PROPERTIES

     The Company's corporate headquarters are located in approximately 3,300 square feet of office space in Columbus, Georgia under a lease expiring in March 2000. Annual lease payments are $18,000. The Company considers this space for its corporate offices to be in good condition and adequate for its current operating needs. In addition, management believes additional space would be available on reasonable terms if required.


     The Company owns the property and buildings for 17 of its schools and leases the land and buildings for 50 of its schools, typically under "triple net" leases that require the Company to pay real estate taxes, maintenance costs and insurance premiums. The terms of the leases range from month-to-month to 14 years and typically provide for renewal. The Company believes that each of its schools is well maintained and in good condition and, accordingly, does not anticipate significant expenditures for the maintenance thereof for the forseeable future.



     The Company's schools contain classrooms, recreational areas, kitchens and bathroom facilities. The schools are configured to accommodate the grouping of children by age. All schools have outdoor playgrounds, often with separate areas for toddlers. The following table sets forth information regarding the Company's schools in the indicated states as of June 26, 1998:



                                                 NUMBER OF SCHOOLS
                                               ----------------------     AGGREGATE     LICENSED
                    STATE                      LEASED   OWNED   TOTAL   ENROLLMENT(1)   CAPACITY
                    -----                      ------   -----   -----   -------------   --------
Alabama......................................    10       1      11         1,189        1,133
Florida......................................     4       0       4           445          535
Georgia......................................    16      15      31         3,105        3,324
North Carolina...............................    10       0      10         1,211        1,752
South Carolina...............................     5       1       6           461          843
Tennessee....................................     1       0       1           102          100
Virginia.....................................     4       0       4           524          744
                                                 --      --      --         -----        -----
          Total..............................    50      17      67         7,037        8,431
                                                 ==      ==      ==         =====        =====


---------------


(1) In certain circumstances, actual enrollment exceeds licensed capacity due to part-time students enrolled for different portions of the day or week.


LEGAL PROCEEDINGS

     The Company is involved from time to time in routine litigation arising out of the ordinary course of its business, most of which is covered by insurance. In the opinion of management, the ultimate disposition of such matters presently outstanding will not have a material adverse effect upon the Company's financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table and biographies set forth information concerning the individuals who serve as directors and executive officers of the Company:


                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
Ray E. Crowley.........................  65    Chairman and Chief Executive Officer
James F. Loudermilk....................  51    President and Director
Lanier Merritt.........................  61    Senior Vice President, Chief Financial
                                                 Officer and Director
Conway Tucker..........................  44    Vice President of Operations
Joseph G. Slaughter, III...............  42    Controller and Secretary
Richard Y. Bradley.....................  60    Director
Albert Ernest, Jr......................  68    Director
Murray D. Gray, Jr.....................  64    Director
Calvin J. Martin, Jr...................  47    Director
Noll A. Van Cleave, Jr.................  41    Director


     Ray E. Crowley has served as Chairman and Chief Executive Officer of the Company since August 1997 and has been a director since 1991. Since 1992, Mr. Crowley has served as Chairman of Eastern Service Corporation, a transportation services corporation. From 1989 to 1992, Mr. Crowley served as Chief Executive Officer of Corporate Capital Resources, Inc., an investment corporation. From 1974 through 1989, Mr. Crowley was Chairman and Chief Executive Officer of Burnham Services Corporation, a trucking and logistics company.

     James F. Loudermilk has served as President and a director of the Company since March 1991. From 1990 until joining the Company, Mr. Loudermilk was a private health care consultant. Mr. Loudermilk served as Chairman and Chief Executive Officer of Healthcare Management Corporation, a health care company from 1980 until 1989. From 1976 to 1980, Mr. Loudermilk was Vice President and Treasurer of the Medical Center in Columbus, Georgia. Mr. Loudermilk is a member of the Office of School Readiness Advisory Council of the State of Georgia, the Georgia Child Care Council and the Georgia Childcare Leadership Forum.

     Lanier Merritt has served as Senior Vice President, Chief Financial Officer and a director of the Company since May 1998. He was a private investor from April 1996 to May 1998. From 1982 to 1996, Mr. Merritt was the Managing Partner of the Columbus, Georgia office of Ernst & Young LLP.

     Conway Tucker has served as Vice President of Operations since January 1997. Prior to 1997, Mr. Tucker was employed for over seven years at KinderCare Learning Centers, Inc. where he served from July 1995 to December 1996 as a Division Vice President and from October 1992 to July 1995 as a Vice President of Training.

     Joseph G. Slaughter, III has served as Controller of the Company since June 1996 and Secretary since June 1998. From 1994 to 1996, Mr. Slaughter served as a senior accountant with Fountain, Arrington, Hoffman & Co., P.C. From 1984 to 1994, Mr. Slaughter was a principal in Preston & Slaughter, a Columbus, Georgia accounting firm.

     Murray D. Gray, Jr., a founder of the Company, has served as a director of the Company since the Company's inception and served as Secretary from inception through May 1998. Since 1987, Mr. Gray has been Executive Vice President of United Oil Company. From 1980 to 1986, Mr. Gray owned Georgia Printing Service and from 1958 through 1979 he was Vice President and Trust Officer of Columbus Bank and Trust Company.

     Richard Y. Bradley has served as a director of the Company since 1991. Mr. Bradley has been in the active practice of law in the law firm of Bradley and Hatcher since 1995 and, from 1962 to 1990 with the law firm of Hatcher, Stubbs, Land, Hollis and Rothschild. From 1991 to 1995, Mr. Bradley served as President of Bickerstaff Clay Products, Inc. Mr. Bradley serves as a director of Synovus Financial Corp. and Total System Services, Inc.


     Albert Ernest, Jr. has served as a director of the Company since 1996. Mr. Ernest has also served as Chairman of Albert Ernest Enterprises, an investment and consulting firm, since before 1993. Mr. Ernest previously served as a director of Barnett Banks, Inc. from 1982 to 1992, President and Chief Operating Officer from 1988 until his retirement in 1991 and Vice Chairman from 1984 to 1988. Mr. Ernest also serves as a director of Florida Rock Industries, Inc., FRP Properties, Inc., Regency Realty Corporation, Stein Mart, Inc., Wickes Lumber Company and Emerald Funds.



     Calvin Jay Martin, Jr. has served as a director of the Company since May 1998. Since 1996, Mr. Martin has served as Executive Vice President and Chief Financial Officer of W.C. Bradley Co., a company engaged in manufacturing, real estate development and retail and served in various other positions with the Company from 1992 to 1996. From 1990 to 1992, Mr. Martin was President of Computer Transport, Inc., a company providing transportation and distribution services. From 1989 to 1990, he served as Executive Vice President and General Manager of North American Van Lines. Prior thereto, from 1987 to 1989, Mr. Martin served as President and Chief Operating Officer of Burnham Services Corporation, a trucking and logistics company.


     Noll A. Van Cleave, Jr. has served as a director of the Company since 1996. Mr. Van Cleave has been the Chairman and Chief Executive Officer of both Valley Wood, Inc. and Van Cleave, Hatcher, land and timber consultants, since before 1993.

BOARD OF DIRECTORS


     The Company's Bylaws provide that the Board of Directors shall consist of one or more directors, comprised of three classes of similar size, each elected in a different year, so that only approximately one-third of the Board of Directors is elected in any single year. The number of directors is currently fixed at eight, and Messrs. Martin and Merritt are designated Class I directors and have been elected for a term expiring in 1999 and until their successors are elected and qualified; Messrs. Bradley, Loudermilk and Ernest are designated Class II directors and have been elected for a term expiring in 2000 and until their successors are elected and qualified; and Messrs. Crowley, Van Cleave and Gray are designated Class III directors and have been elected for a term expiring in 2001 and until their successors are elected and qualified. Executive officers of the Company are elected by the Board of Directors and serve at the discretion of the Board.


     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Messrs. Van Cleave and Gray, has the authority to approve salaries and bonuses and other compensation matters for the executive officers of the Company and to administer the Company's stock option plan. The Audit Committee, consisting of Messrs. Ernest and Martin, has the authority to recommend the appointment of the Company's independent auditors and review the results and scope of audits, internal accounting controls and tax and other accounting related matters. The Company does not have a Nominating Committee.

DIRECTOR COMPENSATION

     Members of the Board of Directors receive annual fees of $7,800 for their services as directors, including service on committees of the Board.

     The Company has authority under its stock option plan to grant options to directors and has granted options to purchase 15,000 shares to each of Messrs. Bradley, Ernest, Gray and Van Cleave and an option to purchase 7,500 shares to Mr. Martin, who joined the Company as a director in May 1998. See "-- 1998 Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Van Cleave and Gray. Neither of these individuals was at any time during 1997, or any other time, a paid officer or employee of the Company. Mr. Gray served as Secretary of the Company (without compensation) from inception of the Company through May 1998.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Company's Chairman and Chief Executive Officer and the only executive officer whose salary and bonus exceeded $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL
                                                                          COMPENSATION
                                                              FISCAL   ------------------
NAMES AND POSITION                                             YEAR     SALARY     BONUS
------------------                                            ------   --------   -------
Ray E. Crowley(1)...........................................   1997    $     --   $    --
  Chairman and Chief Executive Officer
James F. Loudermilk.........................................   1997    $100,000   $15,000
  President

---------------

(1) While Mr. Crowley received no salary or bonus from the Company in 1997, he received approximately $14,000 in consulting and director fees from the Company.

OPTION GRANTS

     In May 1998, the Company adopted a stock option plan and granted options to the following executive officers to purchase the indicated number of shares of Common Stock at an exercise price of $10.00 per share; Mr. Crowley -- 135,000 shares; Mr. Loudermilk -- 90,000 shares; Mr. Merritt -- 75,000 shares; Mr. Tucker -- 18,000 shares; and Mr. Slaughter -- 2,250 shares. The Company also granted options to Mr. Crowley to purchase 30,000 shares at an exercise price of $11.00 per share. The options vest ratably over three years.

1998 STOCK OPTION PLAN


     On May 11, 1998 and July 6, 1998, the Board of Directors and the Company's shareholders, respectively, approved the Company's 1998 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote share ownership by key employees and directors of the Company, thereby reinforcing a mutuality of interest with other shareholders and to enable the Company to attract, retain and motivate key employees and directors by permitting them to share in its growth.


     The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Plan may not exceed 750,000 shares. Awards under the Plan are granted by the Board of Directors (or a committee as designated by the Board of Directors) and may include options that are intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs") and/or options that are not intended to so qualify under the Code. The Compensation Committee will administer the Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term and vesting schedule. Notwithstanding this discretion, (i) no individual shall be granted options under the Plan for more than 300,000 shares, (ii) the term of any option may not exceed 10 years and (iii) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon exercise of the ISOs shall not exceed 750,000 shares of Common Stock. Each grant shall specify an option price per share which may not be less than the fair market value on the date of grant.

     For purposes of the Plan, fair market value means the closing price of a share on the Nasdaq Stock Market on the day preceding the date of grant or if the shares are not admitted to trading thereon, the amount determined by the Board of Directors to be the fair market value per share.

     No option may be granted pursuant to the Plan on or after May 11, 2008. The Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if (i) the amendment increases the total number of shares issuable pursuant to the Plan, (ii) extends the maximum option period applicable under the Plan or (iii) is required by applicable law or the principal national securities exchange upon which the shares of Common Stock are traded or quoted. Subject to shareholder approval, the Company has issued options to purchase 424,500 shares pursuant to the Plan.

                              CERTAIN TRANSACTIONS

     Richard Y. Bradley, a director of the Company, is a partner in the law firm of Bradley and Hatcher, which provided legal services for the Company during the three years ended December 31, 1997 and continues to provide such services.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 1, 1998, and as adjusted to reflect the sale of the shares offered by this Prospectus, by (i) each person who owns beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each Selling Shareholder and (iv) all directors and executive officers of the Company as a group.


                                                                                        SHARES BENEFICIALLY
                                                                                            OWNED AFTER
                                              SHARES BENEFICIALLY                           OFFERING(2)
                                                OWNED PRIOR TO                   ----------------------------------
                                                  OFFERING(2)
                                              -------------------     SHARES                             PERCENT
                                                                      BEING                              OF TOTAL
        NAME OF BENEFICIAL OWNER(1)            NUMBER     PERCENT   OFFERED(3)    NUMBER     PERCENT   VOTING POWER
        ---------------------------           ---------   -------   ----------   ---------   -------   ------------

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------
Ray E. Crowley(4)...........................  1,207,725    24.5%           --    1,087,725    16.6%        27.4%
Noll A. Van Cleave, Jr. ....................    543,063    11.0            --      543,063     8.3         13.7
James F. Loudermilk(5)......................    371,610     7.5            --      311,610     4.8          7.8
Murray D. Gray, Jr. ........................    185,805     3.8       100,000       85,805     1.3          2.2
Richard Y. Bradley..........................    185,805     3.8        41,187      144,618     2.2          3.6
Albert Ernest, Jr. .........................     30,000     *          15,000       15,000     *          *
Lanier Merritt..............................         --      --            --           --      --           --
Calvin J. Martin, Jr. ......................         --      --            --           --      --           --
Joseph G. Slaughter, III....................         --      --            --           --      --           --
Conway Tucker...............................         --      --            --           --      --           --
All directors and executive officers as a
  group (10 persons)........................  2,524,008    51.1%      156,187    2,187,821    33.5%        55.1%

OTHER 5% SHAREHOLDERS AND SELLING
SHAREHOLDERS
--------------------------------------------
Sundari Raju(6).............................    603,864    12.2%      503,864      100,000     1.5%         2.5%
Devery Van Cleave Wright(7).................    357,258     7.2       140,000      217,258     3.3          5.5
Elizabeth Van Cleave Harp(8)................    355,758     7.2            --      355,758     5.4          9.0
Estate of Noll A. Van Cleave(9).............    321,762     6.5       100,000      221,762     3.4          5.6
Jack Wright(10).............................    278,706     5.6            --      278,706     4.3          7.0
Ernie Wright(10)............................    278,706     5.6            --      278,706     4.3          7.0
Joyce L. Curry(11)..........................    120,000     2.4       110,000       10,000     *          *
Bernice Horne...............................     99,489     2.0        90,000        9,489     *          *
Louise Lewis................................     52,500     1.2        40,000       12,500     *          *
Murray D. Gray, III.........................     46,449     *          36,449       10,000     *          *
Lara Loudermilk Hughes(12)..................     30,000     *          30,000           --      --           --
Jennifer and Stephen Marcontell(13).........     30,000     *          30,000           --      --           --
Russell D. Horne............................     15,000     *          13,500        1,500     *          *

         Total shares offered hereby........                        1,250,000


---------------

  *  Represents less than 1.0%.
 (1) Except as otherwise indicated in the notes below, the business address of each director beneficially owning more than 5.0% of the outstanding shares of Common Stock is c/o Childcare Network, Inc., 3025 University Avenue, Suite B-2, Columbus, Georgia 31907.

 (2) Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of June 1, 1998. All of the listed persons have sole voting or investment power over the shares listed opposite their names unless otherwise indicated in the notes below.


 (3) If the Underwriters' over-allotment option is exercised, Mr. Van Cleave, Jr., Mr. Loudermilk, Mr. Ernie Wright and Mr. Bradley will sell up to 50,000, 60,000, 50,000 and 58,813 shares of Common Stock, respectively.


 (4) Includes 120,000 shares owned by Joyce L. Curry. See note 11. Also includes 55,000 shares owned by Mr. Crowley's children and grandchildren with respect to which he has been granted irrevocable proxies.

 (5) Includes 60,000 shares owned by Lara Loudermilk Hughes and Jennifer and Stephen Marcontell. See notes 12 and 13.


 (6) The address for Sundari Raju is 62 West Broad Street, Richland, Georgia 31825.


 (7) The address for Devery Van Cleave Wright is 9705 Bent Brook Drive, Montgomery, Alabama 36117.


 (8) The address for Elizabeth Van Cleave Harp is 5074 Sedona Court, Columbus, Georgia 31907.


 (9) The executor of the Estate of Noll A. Van Cleave is Elizabeth Jane Van Cleave. The address of the Estate of Noll Van Cleave is 2406 Downing Drive, Columbus, Georgia 31906.


(10) The address for Ernie Wright and Jack Wright is 6400 Bradley Park Drive, Columbus, Georgia 31904.


(11) Mr. Crowley has the sole voting and investment power over these shares pursuant to an irrevocable power of attorney.


(12) Mr. Loudermilk has the sole voting and investment power of these shares pursuant to an irrevocable proxy.


(13) Mr. Loudermilk has sole voting and investment power over these shares pursuant to a special power of attorney.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value per share.


COMMON STOCK


     There were 4,935,000 shares of Common Stock outstanding held by 30 shareholders of record as of June 1, 1998. There will be 6,535,000 shares of Common Stock outstanding after giving effect to the sale of Common Stock offered hereby (6,743,687 shares if the Underwriters' over-allotment option is exercised in full) and excluding shares of Common Stock reserved for issuance upon the exercise of options granted under the Company's Plan.



     In accordance with the Company's Restated Articles of Incorporation (the "Restated Articles"), shares of Common Stock are entitled to one vote per share unless (i) they have been held by the same beneficial owner since July 16, 1998, or (ii) they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date as to which these shares are to be voted, in which event they are entitled to 10 votes per share. Any transferee of a share of Common Stock where such share was transferred to the transferee by gift, devise or bequest or otherwise through the laws of inheritance, descent or distribution from the estate of the transferor, or by a distribution to a beneficiary of shares held in trust for such beneficiary, is deemed to be the same beneficial owner as the transferor. Shares acquired as a direct result of a stock split, stock dividend or other distribution with respect to existing shares ("Dividend Shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued Dividend Shares were acquired. Holders of Common Stock do not have cumulative voting rights.


     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Although the Company does not anticipate paying any cash dividends in the foreseeable future, any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements, contractual restrictions, requirements of applicable law and other factors deemed relevant by the Board of Directors. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's debts and other liabilities. Holders of Common Stock have no preemptive rights or other subscription rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions applicable to the Common Stock.

GEORGIA LAW AND CERTAIN CHARTER PROVISIONS

     The Company has elected in its Bylaws to be subject to the "fair price" provisions of the Georgia Business Corporation Code (the "GBCC"). These provisions require that certain business combinations between a Georgia corporation and an "interested shareholder" or its affiliates be (a) unanimously approved by "continuing directors" who must constitute at least three members of the board of directors at the time of such approval, or
(b) recommended by at least two-thirds of the continuing directors and approved by a majority of votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by the interested shareholder, unless certain fair price criteria are met. Subject to certain exceptions, for the purposes of these provisions a "business combination" includes: (i) any merger of the corporation or any of its subsidiaries; (ii) any share exchange; (iii) any sale, lease, transfer, or other disposition of assets of the corporation or any of its subsidiaries in a transaction or series of transactions occurring within a 12-month period and having an aggregate book value equal to 10% or more of the net assets of the corporation; (iv) other than in the ordinary course of business, the issuance or transfer by the corporation or any of its subsidiaries of any equity securities of the corporation or subsidiary in a transaction or series of transactions occurring within a 12-month period and having an aggregate market value of 5% or more of the total market value of the outstanding stock of the corporation, except pursuant to the exercise of warrants or rights offered pro rata to all holders of voting securities; (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or its affiliates; and (vi) any transaction or series of transactions occurring within a 12-month period which has the effect of increasing by 5% or more the proportionate amount of shares of any class or series of equity securities of the corporation or any of its subsidiaries that is beneficially owned by an interested shareholder or its affiliates. An "interested shareholder" is defined by the GBCC to include any person that with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting power of a corporation, or any person that is an affiliate of the corporation and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the voting power of the corporation. A "continuing director" includes any director who is not an affiliate or associate of an interested shareholder or its affiliates and who was a director prior to the shareholder becoming an interested shareholder and any successor of such a director who is not an affiliate or associate of an interested shareholder or its affiliates and who is recommended or elected by a majority of continuing directors.

     The fair price provisions do not restrict a business combination if: (a) the aggregate amount of the cash and fair market value of any non-cash property, to be received per share by the shareholders in the business combination is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the interested shareholder for any shares of the same class or series acquired by it within two years preceding the public announcement of the business combination (the "announcement date") or in the transaction in which it became an interested shareholder; (ii) the higher of the fair market value per share as determined on the announcement date or the date on which the interested Shareholder first became an interested shareholder; or (iii) in the case of shares other than common shares, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, but only if the interested shareholder acquired such preferred shares within the two-year period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the interested shareholder to purchase the largest number of shares of the same class or series. Further, subject to certain exceptions, during the period after the shareholder became an interested shareholder and prior to the consummation of the business combination, without the approval of a majority of the continuing directors, there shall have been: (i) no failure to declare and pay full dividends on the corporation's outstanding preferred shares; (ii) no reduction in the annual rate of dividends paid on common shares, except as to reflect any subdivision of the shares; (iii) an increase in the annual rate of dividends to reflect any reclassification of shares which has the effect of reducing the number of outstanding shares; and (iv) not more than a 1% increase in the interested shareholder's ownership of any class or series of the corporation's shares in any 12-month period. Additionally, an interested shareholder may not have received a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, whether in anticipation of or in connection with such business combination or otherwise. The fair price provisions do not apply if a shareholder has been an interested shareholder for three years immediately preceding the consummation of the business combina-tion and has not increased its percentage interest in any class or series of shares by more than one percent in any 12-month period.

     The Company also has elected in its Bylaws to be subject to the "business combination" provisions of the GBCC. These provisions generally prohibit various "business combinations" between a Georgia corporation with at least 100 beneficial owners in Georgia and meeting certain other criteria and an "interested shareholder" or it affiliates for a period of five years after the shareholder becomes an interested shareholder of the corporation. During such five-year period, these provisions prohibit any business combination with an interested shareholder unless: (i) prior to the time the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction by which the shareholder became an interested shareholder; (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the corporation which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock plans of the corporation; or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the corporation (excluding certain shares) and the business combination is approved by a majority of voting stock not held by the interested shareholder, directors, officers, affiliates thereof, subsidiaries or certain employee stock plans of the corporation. Under these provisions of the GBCC, an "interested shareholder" is defined by reference to the fair price provisions of the GBCC. Subject to certain exceptions, for the purposes of these provisions a "business combination" includes: (i) any merger or consolidation of the corporation or any of its subsidiaries; (ii) other than in the ordinary course of business, any sale, lease, transfer or other disposition of assets of the corporation or any of its subsidiaries in a transaction or series of transactions having an aggregate book value of 10% or more of the corporation's net assets; (iii) the issuance or transfer by the corporation or any of its subsidiaries of any equity securities of the corporation or subsidiary in a transaction or series of transactions having an aggregate market value of 5% or more of the total market value of the outstanding stock of the corporation, except pursuant to the exercise of warrants or rights offered pro rata to all holders of voting securities, and except pursuant to the exercise or conversion of securities outstanding prior to the time the shareholder became an interested shareholder;
(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation; (v) any transaction which has the effect of increasing by 5% or more the proportionate amount of shares of any class or series of equity securities of the corporation which is beneficially owned by the interested shareholder or its affiliates; (vi) other than in the ordinary course of business, the receipt by an interested shareholder, except proportionally as a shareholder, of any benefit from any loan, advance, guarantee, pledge, financial benefit, tax credit or tax advantage from the corporation; and (vii) any share exchange. The restrictions on business combinations do not apply to any person who was an interested shareholder before the adoption of the bylaw which made the provisions applicable to the corporation, nor to any person who becomes an interested shareholder inadvertently, subsequently divests sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition.


     The Company's Restated Articles and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential anti-takeover effect in that such provisions may delay or prevent a change of control of the Company. These provisions include: (a) the classification of the Board of Directors into three classes, each class serving for staggered three-year terms; (b) the requirement that shareholders may remove directors only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the then outstanding capital stock of the corporation entitled to vote generally in the election of Directors ("Voting Stock"); (c) a requirement that the affirmative vote of at least 66 2/3% of the Voting Stock is required to amend provisions of the Restated Articles and Bylaws relating to the classification of the Board and removal of Directors; (d) the requirement that shareholder action can be taken only at an annual or special meeting of shareholders or by the written consent of the holders of at least 75.0% of the voting power of the then outstanding Common Stock; (e) an advance notice procedure for shareholders to make nominations of candidates for election as directors; and (f) the requirement that a special shareholders meeting may only be called by the Chairman of the Board or at the direction of the majority of the Board of Directors or by the holders of at least 75.0% of the voting power of the then outstanding Common Stock. See "Risk Factors -- Potential Impact of Anti-Takeover Provisions; Substantial Control of Directors and Officers."


     These provisions have certain antitakeover effects and may discourage proposals that could be viewed as favorable to shareholders. The description set forth above is intended as a summary only and is qualified in its entirety by reference to the Company's Restated Articles and Bylaws which have been filed with the Securities and Exchange Commission (the "Commission") as exhibits. See "Additional Information."

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is First Union National Bank.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 6,535,000 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of options outstanding under the Plan. See "Management -- 1998 Stock Option Plan" and "Underwriting." Of these shares, all of the 2,850,000 shares of Common Stock sold in the Offering will be freely transferable without restriction or limitation under the Securities Act except for any shares purchased by affiliates of the Company within the meaning of Rule
144. The remaining 3,685,000 shares of Common Stock are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     Beginning 90 days after the date of this Prospectus, all of the Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate of the Company, who has held Restricted Shares for at least one year (as computed under Rule 144), and any affiliate of the Company who holds non-Restricted Shares, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1.0% of the then outstanding shares of the Common Stock (approximately 65,350 shares after giving effect to the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain provisions relating to the manner of sale, the filing of a notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has held Restricted Shares for at least two years (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

     Prior to the Offering, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of a substantial number of such shares for sale will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price.

     The Company and its executive officers, directors and shareholders (who beneficially own in the aggregate 4,935,000 shares of Common Stock), have agreed not to (i) sell, pledge, offer to sell, solicit an offer to buy, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (other than the shares offered by the Company and the Selling Shareholders in the Offering), or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or
(iii) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of The Robinson-Humphrey

Company, LLC (the "Lock-up Period"). Following the Lock-up Period, the shares of Common Stock will be eligible for sale in the public market, subject to the conditions and restrictions of Rule 144, as described above.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Plan. The Company expects to file such registration statement following the closing of the Offering; and such registration statement is expected to become effective upon filing. Shares covered by the registration statement on Form S-8 will thereupon be eligible for sale in the public markets, subject to the Lock-up Period, to the extent applicable.

REGISTRATION RIGHTS


     Upon consummation of the Offering, the holders of approximately 3.3 million shares of Common Stock (the "Registrable Shares") will have certain "piggyback" registration rights, pursuant to a Registration Rights Agreement with the Company (the "Agreement"). The Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the holders of the Registrable Shares, subject to certain exceptions, shall be entitled to include the Registerable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registerable Shares from such registration. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. Such registration rights expire when the number of shares held by a holder does not exceed 3.0% of the then outstanding shares of Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), among the Company, the Selling Shareholders and the Underwriters named below (the "Underwriters"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters, and each of the Underwriters, for whom The Robinson-Humphrey Company, LLC and Interstate/Johnson Lane Corporation are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders, the number of shares of Common Stock set forth opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                 NUMBER
  UNDERWRITERS                                                  OF SHARES
  ------------                                                  ---------
  The Robinson-Humphrey Company, LLC..........................
  Interstate/Johnson Lane Corporation.........................

                                                                ---------
            Total.............................................  2,850,000
                                                                =========

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share in sales to certain other dealers.
After the Offering, the public offering price and other selling terms may be changed.

     The Company and certain of the Selling Shareholders have granted to the Underwriters an option, exercisable by the Representatives for 30 days after the date of the Prospectus, to purchase up to an additional 427,500 shares of Common Stock at the initial public offering price less the underwriting discount. Such option may be exercised solely to cover over-allotments, if any. To the extent the Representatives exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them as shown in the table above bears to the 2,850,000 shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined through negotiations among the Company, the Selling Shareholders and the Representatives and will not be based upon any independent appraisal or valuation of the Company. Among the factors which will be considered in making such determination are prevailing market and general economic conditions, the market capitalization of publicly-traded companies that the Company, the Selling Shareholders and the Representatives believe to be comparable to the Company, the revenues and earnings of the Company in recent periods, the experience of the Company's management, the economic characteristics of the business in which the Company competes, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Underwriters do not intend to confirm sales of Common Stock to any account over which they exercise discretionary authority. The Representatives intend to make a market in the Common Stock after completion of the Offering.

     In connection with the Offering, the Company and its executive officers, directors and shareholders have agreed not to (i) sell, pledge, offer to sell, solicit an offer to buy, contract to sell, grant any option, right or warrant to purchase, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (other than the shares offered by the Company and the Selling Shareholders in the Offering), or any securities convertible into or exercisable or exchangeable for Common

Stock, (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or (iii) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Atlanta, Georgia. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements and schedule of Childcare Network, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 and the statements of operations and cash flows of Young World, Inc. for the period of January 1, 1997 through September 29, 1997 appearing in this Prospectus and the registration statement of which it is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to above are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CHILDCARE NETWORK, INC.
Report of Independent Auditors..............................   F-2
Balance Sheets as of December 31, 1996 and 1997 and June 26,
  1998 (unaudited)..........................................   F-3
Statements of Income for the Years ended December 31, 1995,
  1996 and 1997 and for the Periods January 1, 1997 through
  June 27, 1997 and January 1, 1998 through June 26, 1998
  (unaudited)...............................................   F-4
Statements of Shareholders' Equity for the Years ended
  December 31, 1995, 1996 and 1997 and for the Period
  January 1, 1998 through June 26, 1998 (unaudited).........   F-5
Statements of Cash Flows for the Years ended December 31,
  1995, 1996 and 1997 and for the Periods January 1, 1997
  through June 27, 1997 and January 1, 1998 through June 26,
  1998 (unaudited)..........................................   F-6
Notes to Financial Statements...............................   F-7
YOUNG WORLD, INC.
Report of Independent Auditors..............................  F-18
Statement of Operations for the Period January 1, 1997
  through September 29, 1997................................  F-19
Statement of Cash Flows for the Period January 1, 1997
  through September 29, 1997................................  F-20
Notes to Financial Statements...............................  F-21

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Childcare Network, Inc.

     We have audited the accompanying balance sheets of Childcare Network, Inc. as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Childcare Network, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Columbus, Georgia

April 2, 1998, except for Note 3 as to


which the date is June 19, 1998 and Note 10,


as to which the date is July 6, 1998

                            CHILDCARE NETWORK, INC.

                                 BALANCE SHEETS


                                                                 DECEMBER 31,
                                                           ------------------------    JUNE 26,
                                                              1996         1997          1998
                                                           ----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..............................  $  947,512   $   859,075   $ 1,446,107
  Accounts receivable, less allowances of $79,000,
     $76,000 and $96,000, respectively...................     370,583     1,050,166     1,230,832
  Prepaid expenses and other current assets..............      67,281       120,429       468,800
                                                           ----------   -----------   -----------
          Total current assets...........................   1,385,376     2,029,670     3,145,739
Property and equipment (Notes 2 and 3):
  Land...................................................     398,751       398,751       398,751
  Buildings..............................................   3,337,363     3,386,714     3,402,846
  Equipment..............................................   1,927,273     4,362,382     5,296,908
  Automobiles............................................     818,685     1,292,579     1,592,248
                                                           ----------   -----------   -----------
                                                            6,482,072     9,440,426    10,690,753
  Accumulated depreciation and amortization..............  (1,911,058)   (2,712,542)   (3,269,647)
                                                           ----------   -----------   -----------
                                                            4,571,014     6,727,884     7,421,106
Other assets:
  Goodwill...............................................     282,616     2,028,810     1,980,084
  Other assets...........................................      46,132       124,545       254,180
                                                           ----------   -----------   -----------
                                                              328,748     2,153,355     2,234,264
                                                           ----------   -----------   -----------
                                                           $6,285,138   $10,910,909   $12,801,109
                                                           ==========   ===========   ===========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $  160,145   $   750,312   $   370,607
  Accrued salaries and wages.............................     306,210       569,253       696,271
  Other accrued expenses.................................      96,674       283,175       104,443
  Deferred revenues (Note 6).............................     187,634        59,702           -0-
  Current portion of deferred liabilities................         -0-        48,492        59,914
  Current portion of long-term debt (Note 3).............     374,400       253,333           -0-
                                                           ----------   -----------   -----------
          Total current liabilities......................   1,125,063     1,964,267     1,231,235
Long-term debt, less current portion (Note 3)............   2,617,560     4,869,024     6,517,229
Other long-term liabilities, less current portion........         -0-       181,822       148,479
Commitments (Notes 6, 7, 8, and 9)
Shareholders' equity (Notes 4 and 10):
  Common stock, no par value; 20,000,000 shares
     authorized; 4,905,000, 4,935,000 and 4,935,000
     shares issued and outstanding, respectively.........     515,000       531,800       531,800
  Retained earnings......................................   2,027,515     3,363,996     4,372,366
                                                           ----------   -----------   -----------
          Total shareholders' equity.....................   2,542,515     3,895,796     4,904,166
                                                           ----------   -----------   -----------
                                                           $6,285,138   $10,910,909   $12,801,109
                                                           ==========   ===========   ===========


                            See accompanying notes.

                            CHILDCARE NETWORK, INC.

                              STATEMENTS OF INCOME


                                                                             JANUARY 1,   JANUARY 1,
                                                                                1997         1998
                                           YEAR ENDED DECEMBER 31,            THROUGH       THROUGH
                                    --------------------------------------    JUNE 27,     JUNE 26,
                                       1995         1996          1997          1997         1998
                                    ----------   -----------   -----------   ----------   -----------
                                                                                   (UNAUDITED)
Revenues (Notes 6 and 7)..........  $9,209,278   $12,183,318   $16,330,758   $7,128,331   $13,574,091
Operating expenses:
  Cost of services................  $6,761,277     8,980,864    12,249,202    5,038,133    10,175,128
  Selling, general and
     administrative expenses......     495,594       615,508       888,197      362,014       601,733
  Depreciation and amortization
     expense......................     501,342       684,471       853,545      365,749       621,644
                                    ----------   -----------   -----------   ----------   -----------
          Total operating
            expenses..............   7,758,213    10,280,843    13,990,944    5,765,896    11,398,505
                                    ----------   -----------   -----------   ----------   -----------
Income from operations............   1,451,065     1,902,475     2,339,814    1,362,435     2,175,586
Interest expense, net.............    (311,142)     (277,098)     (190,223)     (86,487)     (213,087)
                                    ----------   -----------   -----------   ----------   -----------
          Net income..............  $1,139,923   $ 1,625,377   $ 2,149,591   $1,275,948   $ 1,962,499
                                    ==========   ===========   ===========   ==========   ===========
Supplemental unaudited pro forma
  information:
  Net income, as above............  $1,139,923   $ 1,625,377   $ 2,149,591   $1,275,948   $ 1,962,499
  Pro forma provision for income
     taxes (Note 5)...............    (433,170)     (617,640)     (816,840)    (484,860)     (745,750)
                                    ----------   -----------   -----------   ----------   -----------
  Pro forma net income............  $  706,753   $ 1,007,737   $ 1,332,751   $  791,088   $ 1,216,749
                                    ==========   ===========   ===========   ==========   ===========
  Basic shares outstanding........   4,905,000     4,905,000     4,932,000    4,931,000     4,935,000
                                    ==========   ===========   ===========   ==========   ===========
  Diluted shares outstanding......   4,905,000     4,905,000     4,932,000    4,931,000     4,955,293
                                    ==========   ===========   ===========   ==========   ===========
  Pro forma net income per basic
     share........................  $     0.14   $      0.21   $      0.27   $     0.16   $      0.25
                                    ==========   ===========   ===========   ==========   ===========
  Pro forma net income per diluted
     share........................  $     0.14   $      0.21   $      0.27   $     0.16   $      0.25
                                    ==========   ===========   ===========   ==========   ===========


                            See accompanying notes.

                            CHILDCARE NETWORK, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                       COMMON STOCK
                                                   --------------------    RETAINED
                                                    SHARES      AMOUNT     EARNINGS       TOTAL
                                                   ---------   --------   -----------   ----------
Balance at December 31, 1994.....................  1,515,000   $515,000   $   706,445   $1,221,445
Stock splits (Notes 4 and 10)....................  3,030,000        -0-           -0-          -0-
                                                   ---------   --------   -----------   ----------
Balance at December 31, 1994, as restated........  4,545,000    515,000       706,445    1,221,445
Net income.......................................        -0-        -0-     1,139,923    1,139,923
Dividends........................................        -0-        -0-      (362,623)    (362,623)
Exercise of stock options (Note 4)...............    360,000        -0-           -0-          -0-
                                                   ---------   --------   -----------   ----------
Balance at December 31, 1995.....................  4,905,000    515,000     1,483,745    1,998,745
Net income.......................................        -0-        -0-     1,625,377    1,625,377
Dividends........................................        -0-        -0-    (1,081,607)  (1,081,607)
                                                   ---------   --------   -----------   ----------
Balance at December 31, 1996.....................  4,905,000    515,000     2,027,515    2,542,515
Net income.......................................        -0-        -0-     2,149,591    2,149,591
Dividends........................................        -0-        -0-      (813,110)    (813,110)
Issuance of common stock (Note 4)................     30,000     16,800           -0-       16,800
                                                   ---------   --------   -----------   ----------
Balance at December 31, 1997.....................  4,935,000    531,800     3,363,996    3,895,796
Net income (Unaudited)...........................        -0-        -0-     1,962,499    1,962,499
Dividends (Unaudited)............................        -0-        -0-      (954,129)    (954,129)
                                                   ---------   --------   -----------   ----------
Balance at June 26, 1998 (Unaudited).............  4,935,000   $531,800   $ 4,372,366   $4,904,166
                                                   =========   ========   ===========   ==========


                            See accompanying notes.

                            CHILDCARE NETWORK, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                 JANUARY 1,    JANUARY 1,
                                                                                    1997          1998
                                               YEAR ENDED DECEMBER 31,             THROUGH       THROUGH
                                       ---------------------------------------    JUNE 27,      JUNE 26,
                                          1995          1996          1997          1997          1998
                                       -----------   -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
  Net income.........................  $ 1,139,923   $ 1,625,377   $ 2,149,591   $ 1,275,948   $ 1,962,499
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization....      501,342       684,471       853,545       365,749       621,644
    Amortization of deferred
       revenues......................      (38,010)     (113,893)     (140,054)      (75,847)      (59,702)
    Other............................          -0-        32,883        (2,932)          -0-           -0-
    Changes in operating assets and
       liabilities:
       Accounts receivable...........     (204,022)       92,545      (679,583)      (23,682)     (180,666)
       Prepaid expenses and other
         current and noncurrent
         assets......................     (130,891)      105,120       (54,860)     (147,566)     (493,818)
       Accounts payable..............      376,344      (293,096)      440,167       (85,444)     (379,705)
       Accrued salaries and wages....      175,450         8,960       263,043       103,790       127,018
       Other accrued expenses........      (11,525)       32,639       182,463        45,581      (200,654)
                                       -----------   -----------   -----------   -----------   -----------
         Net cash provided by
           operating activities......    1,808,611     2,175,006     3,011,380     1,458,529     1,396,616
INVESTING ACTIVITIES
  Acquisition of child development
    and learning centers.............   (1,393,397)      (95,825)   (1,840,476)          -0-      (240,000)
  Purchases of property and
    equipment........................     (532,809)     (455,850)     (926,762)     (112,728)   (1,010,327)
  Proceeds from sales of property and
    equipment........................          -0-         7,447           -0-           -0-           -0-
  Equipment purchase reimbursement...      341,681           -0-           -0-           -0-           -0-
                                       -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities................   (1,584,525)     (544,228)   (2,767,238)     (112,728)   (1,250,327)
FINANCING ACTIVITIES
  Bank credit agreement
    Borrowings.......................    1,250,000           -0-     3,497,000           -0-    10,124,080
    Repayments.......................     (405,100)     (654,341)   (3,033,269)     (637,200)   (7,895,875)
  Repayments of other long-term
    debt.............................      (21,031)     (122,371)          -0-           -0-      (833,333)
  Proceeds from issuance of common
    stock............................          -0-           -0-        16,800        16,800           -0-
  Dividends paid.....................     (466,223)   (1,081,607)     (813,110)     (471,315)     (954,129)
                                       -----------   -----------   -----------   -----------   -----------
         Net cash provided by (used
           in) financing
           activities................      357,646    (1,858,319)     (332,579)   (1,091,715)      440,743
                                       -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and
  cash equivalents...................      581,732      (227,541)      (88,437)      254,086       587,032
Cash and cash equivalents at
  beginning of period................      593,321     1,175,053       947,512       947,512       859,075
                                       -----------   -----------   -----------   -----------   -----------
         Cash and cash equivalents at
           end of period.............  $ 1,175,053   $   947,512   $   859,075   $ 1,201,598   $ 1,446,107
                                       ===========   ===========   ===========   ===========   ===========


                            See accompanying notes.

                            CHILDCARE NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Company offers child care and developmental services through contractual arrangements to employees of certain corporations and to the general public. The Company also provides services under contractual arrangements with certain federal and state governmental agencies. The child development and learning centers used in the Company's operations are located in Georgia, Alabama, Florida, North Carolina, Tennessee, South Carolina and Virginia.

REVENUE AND EXPENSE RECOGNITION


     Tuition revenues are recognized over the period that services are provided, including amounts received under Assistance Programs and the Georgia Pre-K Program. Food Program revenues are recognized in the periods that schools qualify to receive such revenues. Management contract revenues are recognized ratably over the contract period. Annual registration fees are recognized on a cash basis and costs associated with the registration process are expensed as incurred. Operating expenses are recognized when incurred. Revenues are recorded net of employee and other discounts of approximately $1,080,000, $1,164,000 and $1,581,000 for the years ended December 31, 1995, 1996 and 1997, respectively.



CASH AND CASH EQUIVALENTS



     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which represents the deposit amount plus interest credited to the account. The Company maintains cash, cash equivalents, investments and certain other financial instruments with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions and limits the amount of credit exposure with any one institution. Total cash balances are generally federally insured up to $100,000 per bank. The Company had cash balances on deposit at December 31, 1997 and June 26, 1998 that exceeded the federally insured amounts in the amounts of approximately $513,000 and $1,097,000, respectively.



PREPAID EXPENSES AND OTHER CURRENT ASSETS



     Prepaid expenses and other current assets include prepaid rent, insurance, supplies and food.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The estimated useful lives of assets used to compute depreciation expense range from 20 to 30 years for buildings, 6 to 10 years for equipment and 5 to 7 years for automobiles.


GOODWILL



     Goodwill is stated at cost and is amortized over 25 years under the straight-line method. Accumulated amortization of goodwill was approximately $31,400 and $58,600 as of December 31, 1996 and 1997, respectively.



     In the event that facts and circumstances indicate that the goodwill or other long-lived assets may be impaired, the Company would make an evaluation of continuing value of assets at a center level. If such an evaluation is required, the estimated future undiscounted cash flows associated with this asset would be

                            CHILDCARE NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) compared to its carrying amount to determine if a write down to fair market value or a discounted cash flow value is required.

INCOME TAXES

     The shareholders of the Company have elected to include the Company's income in their own income for income tax purposes, under an election privilege afforded by provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, the Company is not subject to federal and certain state income taxes.

     Pro forma federal and state income taxes for the Company are calculated on a pro forma, taxable corporation basis. See Note 5 "Pro Forma Income Taxes" for the calculation of pro forma federal and state income taxes.

EMPLOYEE BONUS PLANS


     The Company has employee bonus plans covering certain of its employees. Amounts paid under these plans are either discretionary or based upon defined operating results and are approved by the Board of Directors. Bonuses based on operating results are generally earned after the achievement of a combination of operating profit compared to budget and utilization at a center level or region level. Compensation expense under these plans was approximately $85,000, $86,000 and $133,000 for the years ended December 31, 1995, 1996 and 1997, respectively.


ADVERTISING

     The Company expenses advertising costs when incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company has adopted FASB Statement No. 107, Disclosure about Fair Value of Financial Instruments, which requires disclosure of fair value, to the extent practical, of certain of the Company's financial instruments. The fair value amounts do not necessarily represent the amount that could be realized in a sale or settlement. The Company's financial instruments are comprised principally of long-term debt.

     The estimated fair value of long-term bank debt at December 31, 1997 approximates book value since, in management's opinion, such obligations are subject to fluctuating market rates of interest and can be settled at their face amounts. The Company does not anticipate settlement of long-term debt at other than book value and currently intends to hold such financial instruments through maturity.

     The fair value of other financial instruments classified as current assets or liabilities approximate their carrying values due to the short-term maturities of these instruments.

LONG-LIVED ASSETS

     FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement 121"), requires impairment losses to be recorded on long-lived assets

                            CHILDCARE NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 did not have any impact on the Company's financial position or operating results at December 31, 1997 or during the three year period then ended.

STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, if the exercise price of the stock options granted by the Company equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

INTERIM FINANCIAL DATA (UNAUDITED)


     The accompanying balance sheet as of June 26, 1998, and the related statements of income, shareholders' equity and cash flows for the period January 1, 1998 through June 26, 1998 and the period January 1, 1997 through June 27, 1997, have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. The results for interim periods are not necessarily indicative of results to be expected for a full year.


     Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data. The interim information herein should be read in conjunction with the annual audited financial statements and notes presented herein.

FISCAL YEAR

     Effective January 1, 1998, the Company changed its fiscal year end from December 31 to the last Friday in December and began reporting its quarterly results in 13 week periods. For comparison purposes, quarterly results for 1997 have been restated to as nearly as possible reflect the Company's current reporting period.


COMMON STOCK



     As more fully discussed in Note 4 "Shareholders' Equity" and Note 10 "Subsequent Events," the Company has had stock splits of its common stock. All references to number of shares in the accompanying financial statements, except shares authorized, have been adjusted to reflect all stock splits on a retroactive basis.


RECLASSIFICATIONS

     Certain amounts in the accompanying financial statements have been reclassified to be consistent with the 1997 presentation.


NEW ACCOUNTING POLICIES



     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement No. 131 generally

                            CHILDCARE NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

requires that companies report segment information for operating segments which are revenue producing components and for which separate financial information is produced internally. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and for Hedging Activities. Statement No. 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities.



     The Company's adoption of Statement No. 130 and Statement No. 131 in 1998 had no impact on the Company's interim operating results or financial position. The Company will adopt Statement No. 133 in 1999 and it is anticipated that the adoption will not materially impact the Company's operating results or financial position.



     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The SOP requires the costs of start-up activities to be expensed as incurred. The Company will adopt this SOP in 1999 and it is anticipated that the adoption will not materially impact the Company's operating results or financial position.


2. ACQUISITIONS

  1995 Acquisition


     In June 1995, the Company purchased the assets and operations of seven child care centers located in Georgia and Tennessee (the "1995 Acquisition") for an aggregate purchase price of approximately $1.3 million. The 1995 Acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the tangible assets acquired based on their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net tangible assets acquired was approximately $314,000 and is being amortized over a 25 year period.


  1996 Acquisition


     In May 1996, the Company purchased the operations and certain assets of two child development and learning centers located in Georgia (the "1996 Acquisition") for an aggregate cash purchase price of approximately $96,000. The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the tangible assets acquired based on their estimated fair values at the date of acquisition.


  1997 Acquisitions


     On September 22, 1997, the Company purchased from Academe Child Development Centers, Ltd. (the "Academe Acquisition") substantially all of the assets and assumed certain liabilities of thirteen child development and learning centers located in Alabama and Florida for an aggregate purchase price of approximately $1,085,000, subject to final adjustments in September 1998. At closing, the Company assumed net liabilities of approximately $15,000 and paid approximately $920,000 in cash. At December 31, 1997 and June 26, 1998, $150,000 remained unpaid and is included in accounts payable in the accompanying balance sheets. The Academe Acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the net tangible assets acquired based on their estimated fair values at the date of acquisition. The excess of the purchase price over the net tangible assets acquired was approximately $432,000 and is being amortized over a 25 year period.


     On September 29, 1997, the Company purchased from Young World, Inc. (the "Young World Acquisition") substantially all of the assets of sixteen child development and learning centers located in Georgia, North Carolina, South Carolina and Virginia for approximately $833,000 in cash and notes payable

                            CHILDCARE NETWORK, INC.

2. ACQUISITIONS -- (CONTINUED)

of $1,666,666 (see Note 3). The Young World Acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the net tangible assets acquired based on their estimated fair values at the date of acquisition. The excess of the purchase price over the net tangible assets acquired was approximately $1,341,000 and is being amortized over a 25 year period.


     The operating results of the acquisitions are included in the accompanying financial statements from their respective date of acquisition.

     Pro forma results of the 1995 Acquisition, the 1996 Acquisition and the Academe Acquisition have not been presented as the effect on prior periods is not significant.


     Unaudited pro forma operating data for the years ended December 31, 1996 and 1997 and the period January 1, 1997 through June 27, 1997 is presented below and assumes that the Young World Acquisition occurred on January 1, 1996. The unaudited pro forma operating data does not purport to represent the Company's actual results of operations had the Young World Acquisition occurred on January 1, 1996, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time.



     Pro forma operating data for the year ended December 31, 1996 are as follows:



                                                         YOUNG
                                                         WORLD       PRO FORMA     PRO FORMA
                                          COMPANY     ACQUISITION   ADJUSTMENTS     COMPANY
                                        -----------   -----------   -----------   -----------
                                                             (UNAUDITED)
Revenues..............................  $12,183,318   $5,817,860     $     -0-    $18,001,178
                                        ===========   ==========     =========    ===========
Net income (loss) before pro forma
  provision for income taxes..........  $ 1,625,377   $  (79,499)    $(458,951)   $ 1,086,927
                                        ===========   ==========     =========    ===========
Pro forma net income (loss)...........  $ 1,007,737   $  (79,499)    $(254,343)   $   673,895
                                        ===========   ==========     =========    ===========
Pro forma net income per basic and
  diluted share.......................  $      0.21                               $      0.14
                                        ===========                               ===========



     Pro forma operating data for the year ended December 31, 1997 are as follows:


                                                         YOUNG
                                                         WORLD       PRO FORMA     PRO FORMA
                                          COMPANY     ACQUISITION   ADJUSTMENTS     COMPANY
                                        -----------   -----------   -----------   -----------
                                                             (UNAUDITED)
Revenues..............................  $16,330,758   $4,721,563     $     -0-    $21,052,321
                                        ===========   ==========     =========    ===========
Net income (loss) before pro forma
  provision for income taxes..........  $ 2,149,591   $ (215,583)    $(279,111)   $ 1,654,897
                                        ===========   ==========     =========    ===========
Pro forma net income (loss)...........  $ 1,332,751   $ (215,583)    $ (91,132)   $ 1,026,036
                                        ===========   ==========     =========    ===========
Pro forma net income per basic and
  diluted share.......................  $      0.27                               $      0.21
                                        ===========                               ===========

                            CHILDCARE NETWORK, INC.

2. ACQUISITIONS -- (CONTINUED)

     Pro forma operating data for the period January 1, 1997 through June 27, 1997 are as follows:



                                                         YOUNG
                                                         WORLD       PRO FORMA     PRO FORMA
                                          COMPANY     ACQUISITION   ADJUSTMENTS     COMPANY
                                         ----------   -----------   -----------   -----------
                                                             (UNAUDITED)
Revenues...............................  $7,128,331   $3,031,487     $     -0-    $10,159,818
                                         ==========   ==========     =========    ===========
Net income (loss) before pro forma
  provision for income taxes...........  $1,275,948   $  (60,557)    $(188,574)   $ 1,026,817
                                         ==========   ==========     =========    ===========
Pro forma net income (loss)............  $  791,088   $  (60,557)    $ (93,904)   $   636,627
                                         ==========   ==========     =========    ===========
Pro forma net income per basic and
  diluted share........................  $     0.16                               $      0.13
                                         ==========                               ===========


     The pro forma results presented above include adjustments to reflect (i) the incurrence of interest expense to fund the Young World Acquisition and (ii) additional depreciation and amortization relative to the assets acquired.

3. INDEBTEDNESS

     Indebtedness is summarized as follows:


                                                         DECEMBER 31,
                                                    -----------------------
                                                       1996         1997      JUNE 26, 1998
                                                    ----------   ----------   -------------
                                                                               (UNAUDITED)
Bank Credit Agreement.............................  $2,991,960   $3,455,691    $5,683,896
Acquisition Note..................................         -0-    1,666,666       833,333
                                                    ----------   ----------    ----------
                                                     2,991,960    5,122,357     6,517,229
Less current portion..............................    (374,400)    (253,333)          -0-
                                                    ----------   ----------    ----------
                                                    $2,617,560   $4,869,024    $6,517,229
                                                    ==========   ==========    ==========


BANK CREDIT AGREEMENT


     The Company has a Term Loan and Revolving Credit Agreement with a bank, as amended through June 26, 1997 (the "Bank Credit Agreement"), which provides for a revolving line of credit for maximum borrowings of $2 million through July 1, 1999 (the "Line of Credit") and term loans up to an aggregate maximum of $5 million (the "Term Loans"). The Bank Credit Agreement contains certain restrictive provisions which, among other things, require the Company to maintain a minimum net worth, certain financial ratios and certain insurance coverage limits. The Bank Credit Agreement is secured by substantially all of the existing and hereafter acquired assets of the Company.


     Interest on the Line of Credit is due and payable monthly, in arrears. Interest accrues at the bank prime rate (8.5% at December 31, 1997), at LIBOR plus the Applicable Margin or the Secondary C/D Rate plus the Applicable Margin (as defined in the Bank Credit Agreement, as amended) depending on the option chosen by the Company, subject to certain restrictions as described in the Bank Credit Agreement. The Applicable Margin ranges from 2.00% to 2.50% based on the Company's maintenance of certain operating ratios as defined in the Bank Credit Agreement. At December 31, 1997 approximately $798,000 was outstanding under the Line of Credit.

     The Term Loans bear interest the same as that of the Line of Credit and mature on June 1, 2002. At December 31, 1997, the principal amount outstanding under the Term Loans was approximately $2,657,800

                            CHILDCARE NETWORK, INC.

3. INDEBTEDNESS -- (CONTINUED)
and is due and payable in 55 monthly installments of $21,111. A final installment of approximately $1,496,700 plus accrued interest is due and payable on June 1, 2002. The Term Loan proceeds were used to retire certain loans which were outstanding at December 31, 1996 under the predecessor bank agreement.


AMENDED AND RESTATED BANK CREDIT AGREEMENT



     On June 19, 1998, the Company entered into an amended and restated credit agreement with its bank which provides for aggregate borrowings of $15 million. The new bank agreement consists of a line of credit of $2 million which matures in two years and a revolving line of credit of $13 million which matures in five years. Interest will accrue at the bank's prime rate, LIBOR plus a margin of 1.75% to 2.375%, or the secondary C/D rate plus 1.75% to 2.375%, at the option of the Company. The agreement contains restrictive provisions which, among other things, require the Company to maintain a minimum net worth, certain financial ratios and certain insurance coverage limits. The agreement is secured by substantially all of the existing and hereafter acquired assets of the Company. On June 26, 1998, retained earnings available for the payment of dividends was approximately $615,000.


NOTES PAYABLE

     In connection with the Young World Acquisition, the Company executed a promissory note (the "Acquisition Note") payable to the seller in the principal amount of $1,666,666. The Acquisition Note is due in two annual installments of approximately $833,333 plus accrued interest beginning January 1, 1998 and bears interest at 8 1/2% per annum. The Acquisition Note is secured by a letter of credit drawn on behalf of the Company. In January 1998, the original letter of credit was replaced with a substitute letter of credit of $833,333. All amounts outstanding under the letter of credit reduce the Company's availability under its Bank Credit Agreement.

     The Company paid the $833,333 installment of the Acquisition Note due January 1, 1998 with borrowings under the Line of Credit. The Company has classified all amounts outstanding under the Line of Credit at December 31, 1997 and the $833,333 installment of the Acquisition Note paid in January 1998 as long-term in the accompanying financial statements because management intends that at least that amount would remain outstanding during 1998.


     Maturities of long-term debt at December 31, 1997 are as follows:


1998........................................................  $  253,333
1999........................................................   2,717,912
2000........................................................     253,333
2001........................................................     253,333
2002 and thereafter.........................................   1,644,446
                                                              ----------
                                                              $5,122,357
                                                              ==========

     Interest payments of approximately $343,000, $269,000 and $156,000 were made during the years ended December 31, 1995, 1996 and 1997, respectively.

4. SHAREHOLDERS' EQUITY

     On September 22, 1997, the Board of Directors declared a two-for-one split of the Company's common stock, effected in the form of a stock dividend payable on December 15, 1997 to shareholders of record. Also see Note 10, Subsequent Events.

                            CHILDCARE NETWORK, INC.

4. SHAREHOLDERS' EQUITY -- (CONTINUED)


     On January 26, 1997, the Company sold 30,000 shares of its common stock to a member of the Company's Board of Directors. The offering price per share of $0.56 was based on the Board of Directors' best estimate of fair market value per share at the transaction date.


     The Company's President was awarded 360,000 non-qualified stock options during 1993. The stock options were fully vested at the date of grant and exercisable, at no cost, at the option of the holder. The fair market value of these stock options at the date of award, approximately $10,000, was recorded as an increase in capital during 1993. These non-qualified stock options were exercised during the year ended December 31, 1995.


     Each shareholder of the Company is a party to a stock restriction agreement (the "Cross-Purchase Agreement") which restricts the transfer of the Company's Common Stock and provides existing shareholders, and/or the Company, the right of first refusal for the purchase of the Company's Common Stock under certain circumstances as defined in the Cross-Purchase Agreement. Also see Note 10 "Subsequent Events."



     Dividends of approximately $466,000 (includes $103,000 of amount declared and unpaid at December 31, 1994), $1,082,000 and $813,000 were declared and paid during the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, retained earnings of approximately $601,000 were available for dividends.


5. PRO FORMA INCOME TAXES


     Pro forma income tax expense differed from the amounts computed by applying the statutory federal income tax rate of a 34% as a result of the following:



                                YEAR ENDED DECEMBER 31,       JANUARY 1, 1997   JANUARY 1, 1998
                             ------------------------------       THROUGH           THROUGH
                               1995       1996       1997      JUNE 27, 1997     JUNE 26, 1998
                             --------   --------   --------   ---------------   ---------------
                                                                         (UNAUDITED)
Computed using a 34% tax
  rate.....................  $387,574   $552,628   $730,861      $433,822          $667,250
State income taxes, net of
  federal tax..............    45,596     65,012     85,979        51,038            78,500
                             --------   --------   --------      --------          --------
                             $433,170   $617,640   $816,840      $484,860          $745,750
                             ========   ========   ========      ========          ========


6. FEDERAL AND STATE CONTRACTS

PREKINDERGARTEN PROGRAMS

     The Company has a contract with the Office of School Readiness ("School Readiness"), an agency of the State of Georgia. The contract requires the Company to coordinate and provide services and programs for qualified four-year old children and their families served by the Prekindergarten Program (the "Pre-K Program") which is fully funded from proceeds of the Georgia state lottery. The Pre-K Program contains provisions which, among other things, require maintenance of student/teacher ratios, limit expenditures for capital purchases, and require the transfer of funds back to School Readiness in the event that all funds are not utilized by the end of the contract year. The Pre-K Program contract value for the 1995-96 school year was approximately $4,195,000 for the period September 1995 through June 1996. The Pre-K Program contract value for the 1996-97 school year was approximately $3,662,000 for the period of August 1996 through June 1997. The Pre-K Program contract value for the 1997-98 school year is approximately $3,806,000 for the period of August 1997 through June 1998. During 1995, 1996 and 1997, the Company recognized revenues of approximately $1,824,000, $3,849,000 and $3,913,000, respectively, under the Pre-K Program contracts.

                            CHILDCARE NETWORK, INC.

6. FEDERAL AND STATE CONTRACTS -- (CONTINUED)

     In October 1995, the Company expended $660,000 of Pre-K Program contract funds for equipment and expendable items for sixty classrooms operated under the Pre-K Program contracts. The Company recognizes the revenue associated with the equipment funding in direct proportion to the straight-line depreciation of the equipment acquired through this program funding. At December 31, 1997, approximately $60,000 has been recorded as deferred revenue which approximates the December 31, 1997 net book value of the equipment acquired with these contract funds.


CHILD AND ADULT CARE FOOD PROGRAM

     The Company participates in the Child and Adult Care Food Program (the "Food Program"), a non-residential food service program sponsored by the United States Department of Agriculture and administered by the various state departments in Alabama, Georgia and North Carolina. The Food Program agreements contain certain provisions which, among other things, require attendance at various training and educational classes related to the operation of the Food Program. Revenues recognized under the Food Program were approximately $387,000, $519,000 and $683,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

CHILD CARE ASSISTANCE PROGRAM

     The Company participates in the child care assistance programs sponsored and administered through the various state departments in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia. The child care assistance programs are "low income" support programs that provide funding for childcare assistance to economically disadvantaged families and require family participation in schooling and certain work training programs. Eligible participants are approved by appropriate state department. The Company recognized childcare assistance program revenues of approximately $1,831,000, $2,619,000 and $4,676,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

7. MANAGEMENT CONTRACTS


     The Company has agreements with two corporations to manage, staff and operate two child care centers. These agreements are each for a one year period and contain renewal provisions which are subject to mutual agreement. The Company expects these contracts to be renewed in 1998. Tuition revenues and fees generated under these agreements equaled approximately $947,000, $1,325,000 and $1,376,000 in 1995, 1996 and 1997, respectively. Management fees in 1995, 1996 and 1997 were approximately $87,000, $262,000 and $262,000, respectively.


8. LEASES

     The Company leases certain child development and learning center facilities under operating leases that expire in various years. Certain of these leases may be renewed for periods ranging from two to five years. The Company is generally responsible for taxes, licenses, insurance and repairs and maintenance for each leased location.

                            CHILDCARE NETWORK, INC.

8. LEASES -- (CONTINUED)
     Future minimum payments at December 31, 1997 under operating leases with initial or remaining terms of one year or more are as follows:

1998........................................................  $ 1,285,680
1999........................................................    1,211,442
2000........................................................    1,147,200
2001........................................................    1,009,955
2002 and thereafter.........................................    8,131,298
                                                              -----------
Total minimum lease payments................................  $12,785,575
                                                              ===========

     The Company leases the facilities used for its management contracts (see
Note 7) under lease agreements which are renewable annually. Lease expense in 1995, 1996 and 1997 for these facilities was approximately $87,000, $262,000 and $262,000, respectively.

     Aggregate rental expense was approximately $287,000, $553,000 and $837,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

9. COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the financial statements of the Company.

10. SUBSEQUENT EVENTS

STOCK SPLIT

     On June 1, 1998, the Board of Directors declared a three-for-two split of the Company's common stock, effected in the form of a stock dividend to shareholders of record on June 1, 1998. This stock split has been reflected in the accompanying financial statements at January 1, 1995. All references to number of shares, except shares authorized, in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis.

1998 STOCK OPTION PLAN

     On May 11, 1998, the Board of Directors, subject to shareholder approval, approved the Company's 1998 Stock Option Plan (the "Option Plan"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Option Plan may not exceed 750,000 shares. The Board of Directors also approved the grant of options for 424,500 shares to key members of management and the Company's directors at an exercise price of $10.00 to $11.00 per share which the Board feels approximates fair market value of the Company's stock at May 11, 1998. The shares vest ratably over three years.

     Awards under the Option Plan are granted by the Board of Directors (or a committee as designated by the Board) and may include options that are intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs"), and/or options that are not intended to so qualify under the Code. The Board of Directors will administer the Option Plan and generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term and vesting schedule. Notwithstanding this discretion, (i) no individual shall be granted options under the Option Plan for more than 300,000 shares, (ii) the term of any option may not exceed 10 years, and (iii) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon exercise of the ISOs shall not exceed 750,000 shares of Common Stock.

                            CHILDCARE NETWORK, INC.

10. SUBSEQUENT EVENTS -- (CONTINUED)
1998 STOCK OPTION PLAN -- (CONTINUED)
     No option may be granted pursuant to the Option Plan on or after May 11, 2008. The Option Plan may be amended by the Board of Directors without the consent of the shareholders of the Company, except that any amendment, although effective when made, will be subject to shareholder approval within one year after approval by the Board of Directors if (i) the amendment increases the total number of shares issuable pursuant to the Plan, (ii) extends the maximum option period applicable under the Option Plan or (iii) is required by applicable law or the principal national securities exchange upon which the shares of Common Stock are traded or quoted.


SPECIAL MEETING OF SHAREHOLDERS



     At a special meeting of shareholders on July 6, 1998, (i) the Company and the shareholders terminated the Cross-Purchase Agreement (see Note 4), (ii) the shareholders approved the Option Plan and (iii) the shareholders approved the restated articles of incorporation, which among other things, increased the authorized common stock to 20 million shares.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Young World, Inc.

     We have audited the accompanying statements of operations and cash flows of Young World, Inc. for the period of January 1, 1997 through September 29, 1997 (date of disposition). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Young World, Inc. for the period of January 1, 1997 through September 29, 1997 (date of disposition) in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Columbus, Georgia
May 29, 1998

                               YOUNG WORLD, INC.

                            STATEMENT OF OPERATIONS
                   JANUARY 1, 1997 THROUGH SEPTEMBER 29, 1997
                             (DATE OF DISPOSITION)


Revenues....................................................  $4,721,563
Operating expenses:
  Employee salaries and benefits............................   2,975,578
  Depreciation and amortization.............................      61,532
  Lease expense (Note 5)....................................     441,000
  Other cost of services....................................   1,459,036
                                                              ----------
          Total operating expenses..........................   4,937,146
                                                              ----------
Net loss....................................................  $ (215,583)
                                                              ==========


                            See accompanying notes.

                               YOUNG WORLD, INC.

                            STATEMENT OF CASH FLOWS
                   JANUARY 1, 1997 THROUGH SEPTEMBER 29, 1997
                             (DATE OF DISPOSITION)

OPERATING ACTIVITIES
  Net (loss)................................................  $ (215,583)
  Adjustments to reconcile net (loss) to net cash provided
     by operating activities:
     Depreciation and amortization..........................      61,532
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (36,000)
       Prepaid expenses.....................................       8,532
       Accounts payable.....................................     356,626
       Accrued salaries and wages...........................     118,836
                                                              ----------
          Net cash provided by operating activities.........     293,943
INVESTING ACTIVITIES
  Purchases of property and equipment.......................     (38,256)
                                                              ----------
          Net cash used in investing activities.............     (38,256)
FINANCING ACTIVITIES
  Repayment of note payable to shareholder..................     (69,000)
                                                              ----------
          Net cash used in financing activities.............     (69,000)
                                                              ----------
          Net increase in cash..............................     186,687
  Cash at beginning of period...............................         -0-
                                                              ----------
          Cash at end of period.............................  $  186,687
                                                              ==========

                            See accompanying notes.

                               YOUNG WORLD, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            JANUARY 1, 1997 THROUGH
                    SEPTEMBER 29, 1997 (DATE OF DISPOSITION)

1. BASIS OF PRESENTATION

     Pursuant to an asset sale agreement dated August 28, 1997 (the "Sale Agreement"), Childcare Network, Inc. ("Childcare") purchased substantially all of the operations and assets of Young World, Inc. (the "Company"). The accompanying financial statements include the accounts of the Company for the period of January 1, 1997 through September 29, 1997, the effective date of sale. The Company's liabilities at September 29, 1997 were not assumed by Childcare and certain of the Company's non-operating assets, which are not material, were not acquired by Childcare.

     The accompanying financial statements are derived from the historical books and records of the Company and do not give effect to any purchase accounting adjustments that Childcare may record as a result of its acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Company offers child care and developmental services through contractual arrangements to the general public. The Company also provides services under contractual arrangements with certain federal and state governmental agencies. The child development and learning centers used in the Company's operations are located in Georgia, South Carolina, North Carolina and Virginia.

REVENUE AND EXPENSE RECOGNITION

     The Company recognizes revenues from services rendered as of the date earned and expenses are recognized when incurred. Revenues are recorded net of employee and other discounts.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated by various straight-line and accelerated methods. The estimated useful lives of assets used to compute depreciation expense range from five to seven years for equipment and five years for automobiles.

INCOME TAXES

     The shareholders of the Company have elected to include the Company's income in their own income for income tax purposes, under an election privilege afforded by provisions of the Internal Revenue Code. Consequently, the Company is not subject to federal and certain state income taxes.

EMPLOYEE BONUS PLANS


     The Company paid discretionary bonuses as approved by executive management. Compensation expense for these bonuses includes approximately $172,000 paid subsequent to September 29, 1997.


ADVERTISING

     The Company expenses advertising costs when incurred.

                               YOUNG WORLD, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

LONG-LIVED ASSETS

     FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement 121"), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 did not have any impact on the Company's financial position or operating results.

3. INDEBTEDNESS

     The Company had a $69,000 non-interest bearing demand loan due to a shareholder which was outstanding at December 31, 1996. The loan was repaid during March 1997.

4. CONTRACTS

     The Company participates in the Child and Adult Care Food Program (the "Food Program"), a non-residential food service program sponsored by the United States Department of Agriculture. The Food Program agreement contains certain provisions which, among other things, require attendance at various training and educational classes related to the operation of the Food Program.

     The Company participates in the child care assistance programs sponsored and administered by the various state departments in North Carolina, Virginia, South Carolina, and Georgia. The child care assistance programs are "low income" support programs that provides funding for child care assistance to economically disadvantaged families and require family participation in schooling and certain work training programs. Eligible participants are approved by the appropriate governmental department. The Company recognized revenues of approximately $2,032,000 during the period ended September 29, 1997 under the various state child care assistance programs.

5. LEASES

     The Company leases all of its child development and learning center facilities under a verbal operating lease agreement with its shareholders. The Company is generally responsible for taxes, licenses, insurance and repairs and maintenance for each leased location. Rental expense was approximately $441,000 during the period ended September 29, 1997 (approximately $49,000 per month). Approximately $196,000 was accrued and unpaid at September 29, 1997.


     The Company believes that the lease expense paid to its shareholders approximates a fair market value rate which could be obtained in an arm's length transaction with an independent third party for similar facilities under a short-term, month-to-month lease.


6. COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and lawsuits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the financial statements of the Company.

                               YOUNG WORLD, INC.

7. CAPITALIZATION

     The Company has 5,000 shares of $1.00 par value common stock authorized of which 4,700 shares were issued and outstanding at September 29, 1997.

 [PICTURES OF CHILDREN ENGAGED IN VARIOUS ACTIVITIES AT THE COMPANY'S SCHOOLS]

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   13
Dividend Policy.......................   13
Dilution..............................   14
Capitalization........................   15
Selected Financial and Operating
  Data................................   16
Pro Forma Financial Information.......   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   25
Management............................   36
Certain Transactions..................   39
Principal and Selling Shareholders....   40
Description of Capital Stock..........   41
Shares Eligible for Future Sale.......   44
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   47
Additional Information................   47
Index to Financial Statements.........  F-1


UNTIL             , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                2,850,000 SHARES

                                   CHILDCARE
                                 NETWORK, INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                             THE ROBINSON-HUMPHREY
                                    COMPANY

                            INTERSTATE/JOHNSON LANE
                                  CORPORATION
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. All of these fees are being paid by the Company.


SEC Registration Fee........................................  $14,503
NASD Filing Fee.............................................    5,417
Nasdaq National Market Listing Fee..........................   66,875
Printing and Engraving Expenses.............................     *
Legal Fees and Expenses.....................................     *
Accounting Fees and Expenses................................     *
Transfer Agent and Registrar Fee............................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======


---------------

* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and 2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the Georgia Business Corporation Code provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which a he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or, (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under Section 14-2-854 of the Georgia Business corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

     The Company's Restated Articles of Incorporation ("Articles") and Bylaws provide that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. The right to indemnification granted by the Articles and Bylaws includes the right to be paid in advance expenses incurred in defending a proceeding. The right of indemnification will not be exclusive or any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope.

     The Company's directors and officers are insured against certain liabilities which they may incur in their capacity under a liability insurance policy carried by the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"):


     On January 26, 1997, the Company issued 30,000 shares to Albert Ernest, Jr. at a price of $0.56 per share in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  EXHIBIT
  NUMBER                           DESCRIPTION OF EXHIBITS
  -------                          -----------------------
   1.1*     --   Form of Underwriting Agreement
   3.1      --   Restated Articles of Incorporation of the Company
   3.2      --   Restated Bylaws of the Company
   4.1      --   Specimen certificate for Common Stock of the Company
   4.2      --   Registration Rights Agreement between the Company and the
                 shareholders listed on the signature page thereto, dated May
                 31, 1998
   5.1*     --   Opinion of Jones, Day, Reavis & Pogue with respect to the
                 legality of the securities being registered
  10.1      --   1998 Stock Option Plan, dated May 11, 1998
  10.2      --   Fourth Amended and Fully Restated Loan and Revolving Line of
                 Credit Agreement, dated as of June 19, 1998 by and between the Company and SunTrust Bank, West Georgia, N.A.
  10.3+     --   1998-99 School Year Contract dated March 23, 1998 by and
                 between the Company and the Office of School Readiness
  23.1*     --   Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                 5.1)
  23.2      --   Consent of Ernst & Young LLP
  24.1+     --   Power of Attorney (included on the signature page hereof)
  27.1      --   Financial Data Schedule (for SEC use only)


---------------


+ Previously filed

* To be filed by amendment

     (b) Financial Statement Schedules

     Report of Independent Auditors

     Schedule II. Valuation and Qualifying Accounts

     All other schedules are omitted as the required information is inapplicable or is presented in the financial statement or related notes.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on July 16, 1998.


                                          CHILDCARE NETWORK, INC.

                                          By:      /s/ RAY E. CROWLEY
                                            ------------------------------------
                                                       Ray E. Crowley
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ RAY E. CROWLEY                    Chairman and Chief Executive       July 16, 1998
-----------------------------------------------------    Officer
                   Ray E. Crowley                        (Principal Executive Officer)

                          *                            President and Director             July 16, 1998
-----------------------------------------------------
                 James F. Loudermilk

                 /s/ LANIER MERRITT                    Executive Vice President, Chief    July 16, 1998
-----------------------------------------------------    Financial Officer and Director
                   Lanier Merritt                        (Principal Financial Officer)

                          *                            Controller (Principal Accounting   July 16, 1998
-----------------------------------------------------    Officer)
              Joseph G. Slaughter, III

                          *                            Director                           July 16, 1998
-----------------------------------------------------
                 Murray D. Gray, Jr.

                          *                            Director                           July 16, 1998
-----------------------------------------------------
               Noll A. Van Cleave, Jr.

                          *                            Director                           July 16, 1998
-----------------------------------------------------
                 Albert Ernest, Jr.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Director                           July 16, 1998
-----------------------------------------------------
                Calvin J. Martin, Jr.

                          *                            Director                           July 16, 1998
-----------------------------------------------------
                 Richard Y. Bradley

               *By: /s/ LANIER MERRITT
  ------------------------------------------------
                   Lanier Merritt
                  Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Childcare Network, Inc.


     We have audited the financial statements of Childcare Network, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated April 2, 1998, except as to Note 3, as to which the date is June 19, 1998 and Note 10, as to which the date is July 6, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Columbus, GA

April 2, 1998, except for Note 3,


as to which the date is June 19, 1998


and Note 10 as to which the date is July 6, 1998

                                  SCHEDULE II

                            CHILDCARE NETWORK, INC.
                       VALUATION AND QUALIFYING ACCOUNTS


COLUMN A                             COLUMN B                COLUMN C                COLUMN D        COLUMN E
--------                           ------------   ------------------------------   -------------    ----------
                                                            ADDITIONS
                                                  ------------------------------
                                    BALANCE AT    CHARGED TO      CHARGED TO                        BALANCE AT
                                   BEGINNING OF    COST AND    OTHER ACCOUNTS --   DEDUCTIONS --      END OF
DESCRIPTION                           PERIOD       EXPENSES        DESCRIBE          DESCRIBE         PERIOD
-----------                        ------------   ----------   -----------------   -------------    ----------
YEAR ENDED DECEMBER 31, 1995:
  Deduction from asset account:
     Allowance for doubtful
       accounts..................    $     0       $162,456                           $88,756(1)     $73,700
YEAR ENDED DECEMBER 31, 1996:
  Deduction from asset account:
     Allowance for doubtful
       accounts..................     73,700         55,271                            49,819(1)      79,152
YEAR ENDED DECEMBER 31, 1997:
  Deduction from asset account:
     Allowance for doubtful
       accounts..................     79,152         94,421                            97,421(1)      76,152
PERIOD ENDED JUNE 26, 1998:
  Deduction from asset account:
     Allowance for doubtful
       accounts..................     76,152        112,074                            92,074(1)      96,152


---------------

(1) Accounts charged off to reserve.